AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 20, 2000
                       REGISTRATION NO. 333-39206
                  SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549
                     ------------------------------
                   PRE-EFFECTIVE AMENDMENT NO. 1 TO
                               FORM SB-2
                        REGISTRATION STATEMENT
                                UNDER
                     THE SECURITIES ACT OF 1933
                     -----------------------------
                AMERICAN CHAMPION ENTERTAINMENT, INC.
(Exact name of small business issuer as specified in its charter)

     Delaware                     7812                     94-3261987
(State of other      (Primary standard industrial    (I.R.S. Employer
jurisdiction of       classification code number)     Identification No.)
incorporation or
organization)
             -------------------------------------------
                    22320 Foothill Blvd, Suite 260
                     Hayward, California 94541
                            (510)728-0200
(Address, including zip code, and telephone number, including area code, of
                  Registrant's principal executive offices)
            -------------------------------------------
                          Anthony K. Chan
                      Chief Executive Officer
                     22320 Foothill Blvd, Suite 260
                      Hayward, California 94541
                             (510)728-0200
(Name and address, including zip code, and telephone number, including area code of agent for service)
             ------------------------------------------
                            Copies to:
                      Gregory Sichenzia, Esq.
                       Thomas A. Rose, Esq.
                  Sichenzia, Ross & Friedman, LLP
                    135 West 50th Street, 20th Floor
                      New York, New York 10020
                             (212)664-1200
             ------------------------------------------
              Approximate date of proposed sale to public:
   As soon as practicable after this registration statement becomes effective.
             ------------------------------------------
        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [X]
        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
        If delivery of the prospectus is expected to be made pursuant to
Rule 434, please check the following box. [  ]
                        --------------------------
                     CALCULATION OF REGISTRATION FEE

TITLE OF EACH  AMOUNT TO BE   PROPOSED MAXIMUM   PROPOSED MAXIMUM  AMOUNT OF
CLASS OF        REGISTERED     OFFERING PRICE       AGGREGATE      REGISTRATION
SECURITIES TO                  PER SECURITY(1)   OFFERING PRICE(1)    FEE
REGISTERED
Common Stock,   6,271,429         $1.75           $10,975,000       $2,897.40
$.0001 par
value(2)


TOTAL


(1)  Estimated solely for the purpose of determining the registration fee.
(2)  Includes 5,000,000 shares of common stock, $0.0001 par value per share, subject to sale upon an equity drawdown facility of a stock purchase agreement, 621,429 shares of common stock subject to sale upon the conversion of debentures and interests at $1.75 per share and 650,000 shares subject to sale upon the exercise of common stock puchase warrants.
                       --------------------------
      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.










                    AMERICAN CHAMPION ENTERTAINMENT, INC.

                     6,271,429 Shares of Common Stock


American Champion
Entertainment, Inc.:


*  Nasdaq SmallCap Market Symbol: ACEI


The Offering:

* All of the shares of common stock being sold are offered by selling stockholders. We will not receive any proceeds from the sale of the shares by the selling stockholders. However, we will receive the sale price of any common stock that we sell to Sibson under the common stock purchase agreement described in this prospectus or upon the exercise for cash of the stock purchase warrants held by other selling stockholders, including warrants we issued to Sibson and Union Atlantic, LC.

* The shares may be offered by the selling stockholders from time to time in regular brokerage transactions in transactions directly with market makers or in privately negotiated transactions.




        Your investment in our common stock involves a high degree of risk. Before investing in our common stock, you should consider carefully the risks described under "Risk Factors" beginning on page 6.

                             __________________
        Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these securities or determined if this prospectus is complete or accurate. Any representation to the contrary is a criminal offense.




               The date of this prospectus is October    , 2000





                           PROSPECTUS SUMMARY


                   American Champion Entertainment, Inc.

        American Champion Entertainment, Inc. is a holding company, for our wholly-owned subsidiary, America's Best Karate and its wholly-owned subsidiary, American Champion Media, Inc. and its wholly-owned subsidiary American Champion Marketing Group, Inc.

        American Champion Media is a media production and marketing company. Through American Champion Media and American Champion Marketing Group, American
Champion:

        * develops, produces and markets "Adventures with Kanga Roddy," a television program for pre-school and primary school children;

        * licenses merchandising rights related to the Kanga Roddy Series and other intellectual properties through acquisitions.

        * develops, produces and markets various audio tapes, video tapes and workbooks that specialize in fitness information.

        America's Best Karate owned, managed and operated one karate studio in the San Francisco Bay Area under the name "ABK," until January 31, 2000, that provided karate instruction to students of all ages and skill levels. The karate studio was closed when the lease for the premise expired on January 31, 2000.

        American Champion was incorporated on February 5, 1997 under the laws of Delaware. Our executive offices are located at 22320 Foothill blvd., Suite 260, Hayward, California 94541, and our telephone number is (510) 728-0200.

                           The Offering

        Sibson Holdings, Ltd. and we signed a common stock purchase agreement dated May 9, 2000, for the future issuance and purchase of shares of our common stock. The stock purchase agreement establishes what is sometimes termed an equity line of credit or an equity drawdown facility. In general, the drawdown facility operates like this: the investor, Sibson, has committed up to $5,000,000 to purchase shares of our common stock over period of up to 30 months. We may request a draw of that money, subject to a formula based on the volume-weighted average common stock price and average trading volume. At the end of a trading period following the draw down request, we and Sibson will calculate the amount of money that Sibson will provide to us and the number of shares we will issue to Sibson in return for that money, based on the formula in the stock purchase agreement.

        Sibson will receive a 15% discount to the average of the lowest three bid prices for the common stock for the 21 trading-day period beginning 15 trading days prior to and ending 5 trading days after the sale to Sibson and we will receive the amount of the draw down less an escrow agent fee of $1,500 and a 7% cash placement fee payable to the placement agent, Union Atlantic, LC, which introduced Sibson to us. Union Atlantic, LC is not obligated to purchase any of our shares, but as an additional placement fee, we have issued to them warrants to purchase 50,000 shares of our common stock at an exercise price of $1.7325 per share. We also have issued to Sibson warrants to purchase 175,000 shares of our common stock at an exercise price of $1.7325 per share. We will issue warrants to purchase an additional 6,500 shares of common stock, exercisable at the bid price on the put date, to Sibson for each $100,000 of the equity line that it funds. The put date is defined as the trading day that a notice to sell common stock to the investor is delivered to the investor. The common stock issuable upon exercise of all of the above mentioned warrants is included in the registration statement of which this prospectus is a part. The shares being registered may be offered for sale from time to time during the period the registration statement remains effective, by or for the accounts of the selling stockholders identified in this prospectus.

        On April 10, 2000, we sold $1,000,000 of 8% debentures, due December 20, 2000, convertible into common stock at the price of $1.75 per share. We issued to the debenture investors warrants to purchase 50,000 shares of our common stock at an exercise price of $2.0125 per share and also warrants to the placement agent, Union Atlantic, LC, to purchase 50,000 shares of our common stock at an exercise price of $2.0125 per share. The debentures were sold to:

       Name of investor:                            Amount of debentures:

       1) AMRO International S.A.                  $333,334
       2) Endeavour Capital Investment Fund, S.A.  $333,333
       3) Celeste Trust Reg.                       $166,667
       4) Balmore, S.A.                            $166,666


Shares Outstanding.................. We have 8,505,391 shares of common stock outstanding prior to this offering, not including 6,271,429 shares which may be sold pursuant to this prospectus.

Use of Proceeds..................... We will not receive any proceeds from the sale of the common stock offered by the prospectus. We will receive the proceeds from the sale of the common stock to Sibson and will use such proceeds for general working capital purposes.

Trading Symbol...................... Our common stock and common stock purchase warrants are listed on the Nasdaq SmallCap Market under the symbols "ACEI" and "ACEIW", respectively.

Forward-Looking Statements.......... This prospectus contains forward-looking statements that address, among other things, our expansion and acquisition strategy, business development, use of proceeds, projected capital expenditures, liquidity, and our development of additional revenue sources. The forward-looking statements are based on our current expectations and are subject to risks, uncertainties and assumptions. We base these forward-looking statements on information currently available to us, and we assume no obligation to update them. Our actual results may differ materially from the results anticipated in these forward-looking statements, due to various factors.



                      Summary Selected Financial Data
               For the years ended December 31, 1999 and 1998, and
             for the six month periods ended June 30, 2000 and 1999

        The summary financial data set forth below have been derived from our audited financial statements included in this prospectus beginning on page F-1 The summary financial data for the six months ended June 30, 2000 and 1999 is unaudited.

                                   Year Ended           Six Months Ended
                                   December 31,         June 30,(unaudited)
                                   1999        1998        2000       1999
Statements of Operations Data:
Revenues ....................... $665,632    $736,701    $542,742    $520,452

Amortization of film costs *....  450,100     177,732      31,057     369,821

Total costs and expenses....... 7,062,417   2,960,180   5,754,933   2,861,744

Income (loss) from operations..(6,396,785) (2,223,479) (5,212,191) (2,341,292)

Gain on sale of karate studio...     -        307,429         -           -

Income (loss) before income taxes.......
                               (6,396,785) (1,916,050) (5,212,191) (2,341,292)
Income taxes..................      1,543       7,466         -         4,281

Net income (loss) .............(6,398,328) (1,923,516) (5,212,191) (2,345,573)


Basic income (loss) per share **....(2.68)      (1.91)      (0.80)      (1.19)

Basic weighted average
   number of common shares
   outstanding **................2,385,622   1,008,405  6,555,737   1,964,081


* Film costs are amortized in proportion to revenues generated from the video and television programs within the period.

**  Adjusted for 1:4 reverse split of our common stock on January 4, 2000.


                                                          As of
                                                     June 30, 2000

Balance Sheets Data:
Cash and cash equivalents........................      $  211,842
Working capital (deficit)........................      $ (261,128)
Total assets.....................................      $9,921,137
Long-term obligations, less current portion......      $1,154,562
Shareholders' (deficit)..........................      $8,048,697






RISK FACTORS

        An investment in our common stock involves a high degree of risk. Before deciding whether to invest, you should read and consider carefully the following risk factors. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

        We have a history of losses and expect to incur future losses. We sustained operating losses of $801,416 in the year ended December 31, 1997, $1,923,516 in the year ended December 31, 1998 and $6,398,328 in the year ended December 31, 1999. We expect to incur significant additional operating losses for the foreseeable future as we continue to develop, produce and market our media projects, including the Kanga Roddy Series. The development and production costs (exclusive of marketing costs) for the remaining 12 episodes of the Kanga Roddy Series we are obligated to deliver is estimated to be $2.6 million. We incurred net operating losses of $5,212,191 for the six months ending June 30, 2000 bringing the total accumulated losses to $15,118,631 as of June 30, 2000.

        The common stock contemplated to be sold according to this prospectus represents significant dilution to existing share holders. As of August 18, 2000, we have 8,167,358 shares of common stock outstanding. If all the underlying common stock described in this prospectus is sold or issued pursuant to the exercise of common stock purchase warrants, another 6,271,429 shares of common stock will be added to the total outstanding shares representing a 77% dilution to existing shareholders.

        If Sibson does not honor its funding commitment for any reason and we are unable to obtain other financing, we will be unable to continue with future production of the Kanga Roddy series. Our development and production of the Kanga Roddy series requires substantial amounts of capital. We have entered into a distribution agreement and a continuing distribution agreement with KTEH, the public broadcasting station serving the San Jose, California area, which obligate us to deliver a total of 41 episodes of the Kanga Roddy series. To date, we have completed 29 episodes of the Kanga Roddy series. Based on production of 29 episodes completed to date, we now estimate that the average cost of developing and producing each episode of the Kanga Roddy series is $220,000 and that it will require an additional $2.6 million of additional financing to complete the remaining 12 episodes of the Kanga Roddy series. On September 24, 1999 and January 5, 2000, we sold 7% convertible debentures in the principal amounts of $1,000,000 and $1,250,000 respectively.

        We are dependent on the success of the Kanga Roddy series, and we cannot be certain that the initial television viewership of the Kanga Roddy series will be maintained. We are dependent on the success of the Kanga Roddy series, which in turn is dependent upon unpredictable and volatile factors beyond our control, such as children's preferences. The Kanga Roddy series is currently shown on public television stations which reach approximately 40 million households. Although the Kanga Roddy series has received positive acclaim and positive Nielsen ratings on its estimated audience, the show must attract a significant television audience over a long period of time before we realize significant revenue and profitability. We cannot be certain that the initial television viewership of the Kanga Roddy series will be maintained. Furthermore, to attract a significant television audience for the Kanga Roddy Series over a long period of time, we need to complete additional episodes of the Kanga Roddy Series.

        If we are unable to attract a significant television audience for the Kanga Roddy series, it is doubtful that any significant licensing or merchandising opportunities will arise. Our strategy in producing the Kanga Roddy series includes the licensing of its characters to others for the merchandising of a variety of products ranging from toys to apparel. Our ability to successfully exploit the merchandising opportunities afforded by the Kanga Roddy series is dependent on the popularity of the Kanga Roddy series and the ability of our characters to provide attractive merchandising features to its customers. If we are unable to attract a significant television audience for the Kanga Roddy series, it is doubtful that any significant licensing or merchandising opportunities will arise. Even if the Kanga Roddy series is popular with television audiences, we cannot be certain that licensing opportunities will materialize as we must compete with hundreds of owners of creative content who seek to license their characters and properties to a limited number of manufacturers and distributors.

        Our lack of significant experience with television programming or licensing and merchandising could adversely affect our business. Prior to our involvement with the Kanga Roddy Series, our business was primarily the operation of its karate studios and the production of fitness video tapes and we had no experience with the development and production of television programming or with the licensing and merchandising of products. To date, we have completed 29 half-hour episodes. However, the television and licensing and merchandising businesses are complicated and the absence of experience in such businesses could adversely affect our business.

        We are dependent on the efforts and abilities of Anthony Chan and George Chung, our founders and principal executive officers, and Jan D. Hutchins, President of American Champion Media. We have entered into employment agreements, effective as of August 5, 1997, with such individuals. We are also dependent on the efforts and abilities of Joy Tashjian, President and CEO of American Champion Marketing Group, a wholly owned subsidiary; with whom we have entered into an employment agreement effective on June 3, 1999. None of such employment agreements contains non-competition provisions. The loss of the services of any of the above individuals, or of other key personnel, could adversely affect our business. We have obtained "key-man" life insurance with $1,000,000 coverage for each of Messrs. Chung and Chan.

        The failure of Joe Montana, Ronnie Lott, or their wives, or the San Francisco 49ers, to continue to actively support the Kanga Roddy Series could have an adverse impact on our ability to market the Kanga Roddy Series. The success of the Kanga Roddy Series depends in part on our continued association with former 49ers Joe Montana and Ronnie Lott, and their wives, and the San Francisco 49ers. Messrs. Montana and Lott have endorsed the Kanga Roddy Series in news and television interviews and their wives are principal actors in the Kanga Roddy Series. The failure of Joe Montana, Ronnie Lott, or their wives, or the San Francisco 49ers, to continue to actively support the Kanga Roddy Series could have an adverse impact on our ability to market the Kanga Roddy Series. None of Joe Montana, Ronnie Lott, or their wives, or the San Francisco 49ers are obligated to engage in any business transactions or jointly participate in any opportunities with us, and the possibility exists that the current relationships between the parties could materially change in the future.

        Each of the industries in which we compete is highly competitive and most of the companies with which we compete have greater financial and other resources than us. With respect to our television production activities, we compete on the basis of relationships and pricing for access to a limited supply of facilities and talented creative personnel to produce its programs. Our Kanga Roddy Series competes for time slots, ratings and related advertising revenues and for the licensing and merchandising of products related to the Kanga Roddy Series. Our fitness products compete with many other products aimed at the fitness and weight loss markets, including other video tapes, audio tapes and workbooks, and various types of exercise machinery. Many of these competing products are sponsored or endorsed by celebrities and sports figures, and are marketed by companies having significantly greater resources than ours. The martial arts industry is also highly competitive.

        Messrs. Chan and Chung are in a position to strongly influence the election of directors as well as affairs of American Champion. As of the date of this prospectus, Anthony Chan and George Chung, our founders and principal executive officers, collectively beneficially own 745,070 shares of American Champion's outstanding common stock, representing approximately 10.62% of the outstanding shares prior to this offering and approximately 5.61% of the outstanding shares of common stock after this offering (assuming no exercise of any outstanding options or any warrants). Since holders of common stock do not have any cumulative voting rights and directors are elected by a majority vote, Messrs. Chan and Chung are in a position to strongly influence the election of directors as well as the affairs of American Champion.

        This prospectus contains forward looking statements and their associated risks. This prospectus contains certain forward-looking statements, including among others:

    *  anticipated trends in our financial condition and results of operations;
and
    * our business strategy for developing, producing, distributing, licensing and merchandising the Kanga Roddy Series.

These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties. Actual results could differ materially from these forward-looking statements. In addition to the other risks described elsewhere in this "Risk Factors" discussion, important factors to consider in evaluating such forward-looking statements include:

    * changes in external competitive market factors or in American Champion's internal budgeting process which might impact trends operations;
    *  unanticipated working capital or other cash requirements;
    * changes in our business strategy or an inability to execute our strategy due to unanticipated change in the industries in which we operate; and
    * vaious competitive factors that may prevent us from competing successfully in the marketplace.

In light of these risks and uncertainties, many of which are described in greater detail elsewhere in this "Risk Factors" discussion, we cannot be certain that the events predicted in forward-looking statements contained in this prospectus will in fact occur.


                               USE OF PROCEEDS


        We will not receive any of the proceeds from the sale of shares by Sibson that it has obtained under the common stock purchase agreement. We also will not receive any of the proceeds from the sale of shares by any other selling stockholder. However, we will receive the sale price of any common stock we sell to Sibson under the common stock purchase agreement described in this prospectus and upon the exercise of warrants held by selling stockholders that pay the exercise price in cash. We expect to use the proceeds of any such sales for general working capital purposes.


                               DIVIDEND POLICY

        We have not paid any cash dividends on our common stock and we currently intend to retain any future earnings to fund the development and growth of our business. Any future determination to pay dividends on our common stock will depend upon our results of operations, financial condition and capital requirements, applicable restrictions under any credit facilities or other contractual arrangements and such other factors deemed relevant by our Board of Directors.




                            SELECTED FINANCIAL DATA

        The selected statement of operations data for the years ended December 31, 1998 and 1999, and the following selected balance sheet data as of December 31, 1998 and 1999 are derived from our audited financial statements included elsewhere in this prospectus and have been audited by Moss Adams LLP. The following selected statements of operations data for the six month periods ended June 30, 1999 and 2000, and the following selected balance sheet data as of June 30, 1999 and 2000, are derived from our unaudited financial statements that, in the opinion of our management, contain all adjustments necessary for a fair presentation of such data. The following selected financial data have been prepared in accordance with generally accepted accounting principles. The financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto appearing elsewhere in the prospectus. The selected interim financial data presented below do not necessarily indicate our operating results or our performance for the full year.


                                     Year Ended            Six Months Ended
                                    December 31,                June 30
                                   1999         1998        2000          1999
                                                       (Unaudited)   (Unaudited)

Statements of Operations Data:
Revenues ......................$ 665,632    $ 736,701    $ 542,742    $ 520,452
Amortization of film cost*.....  450,100      177,732       31,057      369,821
Total costs and expenses.......7,062,417    2,960,180    5,754,933    2,861,744
Income (loss) from operations.(6,396,785)  (2,223,479)  (5,212,191)  (2,341,292)
Gain on sale of karate studio..         -     307,429          -           -
Income (loss) before income taxes.............................................
 ..............................(6,396,785)  (1,916,050)  (5,212,191)  (2,341,292)
Income taxes ................      1,543        7,466          -          4,281
Net income (loss) ...........$(6,398,328) $(1,923,516) $(5,212,191) $(2,345,573)
Basic income (loss) per share**$   (2.68)  $    (1.91)   $   (0.80)  $    (1.19)
Basic and diluted weighted
average number of common
shares outstanding**            2,385,622    1,008,405    6,555,737    1,964,081


*  Film costs are amortized in
proportion to revenues
generated from the video and
television programs within the
period.

** Adjusted for 1:4 reverse
split of our common stock on
January 4, 2000


                                  As of December 31,         As of June 30,
                                  1999           1998             2000
                                                              (Unaudited)

Balance Sheets Data:
Cash and cash equivalents.....$   32,514    $    2,763       $  211,842
Total assets..................$9,286,450    $6,080,398       $9,921,137
Long-term debt................$  450,183    $  831,266       $1,154,562
Shareholder's equity..........$7,688,425    $3,905,203       $8,048,697






Market for Securities

        Our common stock and common stock purchase warrants commenced quotation on the Nasdaq Small Cap Market System under the symbols "ACEI" and "ACEIW" respectively, on August 1, 1997. The range of high and low reported closing sales prices for the common stock as reported by Nasdaq SmallCap Market for the previous two fiscal years of trading were as follow:

Common Stock:
                             High        Low
                            (adjusted for 1:4 reverse
                             split on January 4, 2000)
      1998
    First Quarter            $38.500     $31.000
    Second Quarter           $38.250     $26.250
    Third Quarter            $28.000     $14.000
    Fourth Quarter           $14.500      $3.876

      1999
    First Quarter            $12.000      $4.252
    Second Quarter           $9.752       $3.124
    Third Quarter            $6.624       $2.064
    Fourth Quarter           $5.624       $1.252

      1998
    First Quarter            $6.031       $2.125
    Second Quarter           $3.313       $0.875
    Third Quarter            $1.438       $0.625








                   MANAGEMENT'S DISCUSSION AND ANALYSIS
             OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following section discusses the significant operating changes, business trends, financial condition, earnings and liquidity that have occurred in the two-year period ended December 31, 1999 and for the three months ended June 30, 2000. This discussion should be read in conjunction with our consolidated financial statements and notes appearing elsewhere in this report.

        The following discussion may contain forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties could cause actual results to differ materially from those indicated. For a discussion of factors that could cause actual results to differ, please see the discussion contained herein. Readers should not place undue reliance on the forward-looking statements, which reflect management's view only as of the date hereof. We undertake no obligation to publicly revise these forward-looking statements to reflect subsequence events or circumstances. Readers are also encouraged to review our publicly available filings with the Securities and Exchange Commission.


Results of Operations

Years Ended December 31, 1999 and 1998

        We were formed in February 1997. American Champion Entertainment, Inc. is a holding company, for our wholly-owned subsidiary, America's Best Karate and its wholly-owned subsidiary, American Champion Media, Inc. and its wholly-owned subsidiary American Champion Marketing Group, Inc.

        Revenues

        During the year ended December 31, 1999, our total revenue decreased to $665,632, a decrease of $71,069 or 9.6% as compared to total revenue for the year ended December 31, 1998 of $736,701.

        Our revenues from the operation of our karate studio for the year ended December 31, 1999 was $73,180, a decrease of 77.5% from revenues of $324,730 for the year ended December 31, 1998. The decrease was attributable to the planned closure of karate studios. We closed the one remaining studio when the lease for that location expired on January 31, 2000.

        For the year ended December 31, 1999, we recognized $517,995 in film income, an increase of $174,118 or 50.6% from film income of $343,877 for the year ended December 31, 1998. Film income was derived from the delivery of the nine episodes of the television show "Adventures with Kanga Roddy" to KTEH pursuant to its Distribution Agreement with KTEH, and also from licensees of the intellectual property of the Kanga Roddy series.

        Revenues from the sale of accessories was $10,515 for the year ended December 31, 1999 as compared to $37,956 for the year ended December 31, 1998. The decrease was due to the planned closure of the remaining karate school.

        Our interest income of $63, 942 was earned from investment activities.


        Costs and Expenses

        We recognized $450,100 in amortization of film cost, which was capitalized production costs for the television show "Adventures With Kanga Roddy", for the year ended December 31, 1999 as compared to $177,732 for 1998.

        Our expenses for salaries and payroll taxes were $465,532 for 1999, a decrease of $381,615 or 45% from $847,147 in 1998. Total selling, general and administrative expenses was $3,712,595 for 1999, an increase of $2,787,855 or 301% from $924,740 in 1998. This increase was primarily due to marketing and promotion expenses.

        Selling, general and administrative expense was $3,712,595 for the year ended December 31, 1999 compared to $924,740 for 1998. Included in the amount for the year ended December 31, 1999 was a non-cash consultant expense of 1,550,894 for investment banking and financial services, a non-cash expense of $216,250 for investor relations, an expense of $240,516 for legal services, an expense of $741,210 for redemption of debt and a non-cash expense of $600,000 for web design.

        Interest expense (net of beneficial conversion expense) was $208,069 for 1999, an increase of $131,662 or 172.2% from $76,447 in 1998. Interest expense for 1999 was primarily attributed to interest bearing convertible debentures we sold within the year. The Beneficial Conversion Feature of Debentures is a non-cash charge of $1,233,684 related to the beneficial conversion feature of the convertible debentures issued within 1999. The debentures are convertible to common stock with the shares to be issued upon conversion based on either 75% or 77.5% of the fair market value of the stock at the time of conversion, the value of the discount as of the issuance date has been recorded as an expense with a corresponding increase to additional paid in capital. Rent expense was $243,053 for 1999, a decrease of $64,954 or 21.1% from $308,007 in 1998.

        For the year ended December 31, 1999, debenture conversion expense was 741,210. This expense is the amortization of accrued fees and expenses related to the issuance of debentures, including the valuation of warrants issued in relation to the debentures.

        As a result of foregoing factors, our net loss increased by $4,474,812 or 323.6% from ($1,923,516) for the year ended December 31, 1998 to ($6,398,328) for the year ended December 31, 1999. Net loss per share increased from ($0.48) in 1998 to ($0.67) in 1999, while the weighted average number of shares outstanding increased from 4,033,619 shares in 1998 to 9,542,487 in 1999.

        We have 1,078,042 outstanding options on December 31, 1999, exercisable as various prices to purchase the same amount of shares of common stock, which are not included in the calculation in the basic loss per share because the result of which would have been anti-dilutive.




Three Months ended June 30, 2000 and 1999

The following section discusses the significant operating changes, business trends, financial condition, earnings and liquidity that have occurred in the three-month period ended June 30, 1999. This discussion should be read in conjunction with our consolidated financial statements and notes appearing elsewhere in this report.

        Revenues

        For the three months ended June 30, 2000, our total revenue increased to $491,895, an increase of $258,433 or 110.7% as compared to $233,462 for the comparable period in 1999. This increase is primarily due to the sponsorship revenue for the Company 's boxing event in April 2000.

        There were no Kanga Roddy episodes delivered in the three month period ended June 30, 2000, nor in the three month period ended March 31, 2000, because we have decided to temporarily halt production while we are actively seeking alternative broadcasters or cable networks for the distribution of the series.

        There was no activity within the quarter ended June 30, 2000 from the operation of karate studios as the last studio was closed in Juanuary 2000. We do not intend to resume such operation in the future.


        Costs and Expenses.

        Within the three months ended June 30, 2000, we had an amortized expense of film cost in the amount of $31,057 for its television show. Such amortization, is calculated based upon the proportion to the revenue generated by the television show in this period compared to total expected revenues from the television show.

        Our expenses for salaries and payroll taxes increased to $261,438, an increase of $250,785 for the three months ended June 30, 2000 from $10,653 for the comparable period in 1999. The increase was the combined result of an increase in marketing personnel and all salaries and payroll taxes charged to expense instead of capitalizing to production because there was no production of the Kanga Roddy series during this period.

        Rent expense decreased to $33,900 for the three months ended June 30, 2000, a decrease of $38,349 or 53.1% from $72,249 for the comparable period in 1999. The decrease in rents is due to the closure of karate studios.

        Total selling, general and administrative expenses increased to $1,662,196, an increase of $1,329,061 for the three months ended June 30, 2000 from $333,135 for the comparable period in 1999. This increase is primarily due to cost of producing the boxing event in China in the amount of $744,764. There was a non-cash expense in the amount of $94,465 related to the issuance of securities for services our company received during this period. Such services included financial consultation, investor relation activities and consultants for the boxing event we produced in April 2000 in China.

        Within the quarter ended March 31, 2000, there was a non-cash expense in the amount of $2,365,747 related to the issuance of securities for services. Such non-cash expense included $1,984,804 paid to our management and $358,265 paid to financial consultants.

        Interest expense, excluding beneficial conversion, decreased to $11,681, a decrease of $595,902 for the three months ended June 30, 2000 from $607,583 for the comparable period in 1999. The benficial conversion feature of debenture expense for the quarter ended June 30, 2000 is a non-cash charge of $107,429 related to the convertible debentures we issued earlier in the year, and there were no such charge for the comparable period in 1999. The debentures are convertible to common stock of ACEI based on 17.5% of the fair value of the stock at the time of conversion. The value of the discount has been charged to interest expense with a corresponding increase to additional paid in capital. The balance of the increase is attributable to the interest accrued on convertible debentures and certain private loans of ACEI. The debenture conversion expense is the amortization of accrued debenture related fees, expenses, and value of warrants issued with the debentures.

        As a result of the foregoing factors, the ACEI's net loss decreased to $1,682,331 during the three months ended June 30, 2000 from $1,762,938 for the comparable period in 1999. Net loss per share decreased to ($0.26) for the three months ended June 30, 2000 from ($0.90) for the comparable period in 1999. Weighted average number of shares outstanding increased to 6,555,737 for the three months ended June 30, 2000 from 1,964,081 for the comparable period in 1999 primarily due to the conversion of debentures into ACEI's common stock. The outstanding number of shares and net loss per share figures are adjusted for the 1:4 reverse split of ACEI's common stock on January 4, 2000.

        We have 1,760,042 outstanding options and 1,285,627 warrants on June 30, 2000, exercisable at various prices to purchase the same amount of shares of common stock, which are not included in the calculation in the basic loss per share because the result of which would have been anti-dilutive.

Liquidity And Capital Resources

        Cash decreased for the three months ended June 30, 2000 by $261,128 of which $1,171,217 was net operating cash loss and $36,088 was used in the production of the Adventures With Kanga Roddy show, while financing activities resulted in an inflow of $946,177.

        On a comparative basis, net cash from operating activities for the year 1998 and 1999 and for the three and six months ended June 30, 2000 were ($413,956), ($1,635,429), ($1,171,217) and ($2,399,690) respectively. Cash uses were higher in 1999 than 1998 mainly due to promotional expenses on the Kanga Roddy program, interests paid and cash expenses related to the sale of securities. Cash uses were higher in the interim periods of 2000 due to:

        a) payroll expenses incurred in 2000 where similar expenses were charged to capitalized film costs during 1999 and 1998 when the Kanga Roddy program was in production, and
        b) increase in selling and general administrative expenses, and
        c) costs of the boxing event ACEI promoted in April 2000.

        On a comparative basis, net cash from investing activities for the year 1998 and 1999 and for the three and six months ended June 30, 2000 were ($3,345,060), ($3,122,723), ($36,088) and ($50,727) respectively. The decrease in the interim period in 2000 is due to the fact that no Kanga Roddy production had taken place.

        On a comparative basis, net cash from financing activities for the year 1998 and 1999 and for the three and six months ended June 30, 2000 were $1,966,122, $4,787,903, $946,177 and $2,629,745 respectively. The figures reflect the sales of the ACEI's securities within these periods.

        Deferred consulting fees of $93,300 relate to common stock and warrants issued to consultants and are being amortized over the term of the consulting agreements which range from 12 to 24 months.

        As of June 30, 2000, total liabilities were $1,872,439 and there is no loan payable to related parties. In addition, deferred revenues were $16,920 at June 30, 2000. Deferred revenues are pre-paid tuition for the karate studios and booked revenue from sponsorship activities which cannot be immediately recognized. The last karate studio was closed during the quarter ended March 31, 2000. There has not been significant request for refund of pre-paid tuition and we may elect to claim the remaining deferred revenues later this year.

        To address our uncertainties as a going concern, we have been successful so far with two rounds of capital raising since the beginning of the year 2000:
  Date                        Amount raised
  January 5, 2000             $1,250,000 in convertible debentures
  April 17, 2000              $1,000,000 in debentures fixed at $1.75 per share

        These two financing transactions and the $5 million equity line of credit for which we are registering shares on this form SB-2 should be able to sustain our working capital, and other cash needs including payments for our intended acquisitions, through December 31, 2001. The $5 million equity provides better flexibility and timing control by us in the sense that it is up to us to initiate drawing down on the equity line at times that we deem appropriate. We have 29 half-hour episodes of our TV program completed which we feel are adequate for broadcast for the remainder of the year 2000, and there will not be a need for heavy capital spending on additional episodes this year.

        Other expense reduction measures in place include relocation to office space in Hayward, California, costing about half of the previous location in San Jose; management and staff expenses have been reduced by 15% and compensation to consultants is made in securities rather than cash.

        We continue to believe that the unamortized cost of the Kanga Roddy program is recoverable due to the fact that management is actively pursuing other broadcast avenues for the program. The current exclusive distribution agreement with public television through KTEH, the affiliate station in San Jose, is expiring in April 2001. We are optimistic that a commercial broadcaster or cable network would distribute the Kanga Roddy series, thereby generating distribution revenue and creating a larger audience and demand for ancillary products.

        The distributor for the Montana exercise video is planning on an Internet marketing plan within the third quarter of 2000. With correct pricing and an aggressive outreach strategy, we maintain that the unamortized costs of this program is recoverable. The costs of the Strong Mind Fit Body program had already been written off within the year ended December 31, 1997.

        We maintain a credit line with Wells Fargo Bank pursuant to which we have borrowed $26,000 as of August 18, 2000 with an available additional credit of $14,000. Repayment of this amount is made at a monthly rate of 2% of the outstanding balance of the borrowing. The credit line is available for a total of $40,000 at an interest rate of 19.25%. Other than such loan, we do not presently maintain any other borrowing facility or have any indebtedness to financial institutions.

        Amortized deferred consulting fees of $186,599 were incurred for the six months ended June 30, 2000. This is the value of common stock and warrants issued to consultants amortized over the term of the consulting agreements which range from 12 to 24 months.


Stockholder's Equity

        Stockholder's Equity at June 30, 2000 was $8,048,697 as compared to $7,688,425 at December 31, 1999. The change was due to an incease in common stock to $23,167,328 from $17,594,865 while offset by an increase in accumulated deficit to ($15,118,631) from ($9,906,440) for these two periods in time. The increase in common stock was primarily due to debentures converted into common stock and securities that we have issued for services.

Acquistion

        We have signed a Stock Exchange Agreement, dated March 27, 2000, with the Beijing Wisdom Network Technology Company, Ltd. ("BA Network"), for the acquistion of 80% of BA Network.

        The Agreement provides for the following:
        * The payment by us is to BA Network of $300,00 at the closing of the acquisition;
        * We will make additional estimated payments to BA Network in the amount of $1,184,097 in 2000, $1,457,349 in 2001 and $1,730,603 in 2002;
        * BA Network will issue stock to us constituting 80% of its outstanding stock

         Pursuant to the Agreement at the closing of the transaction, we will pay BA Network $300,000, in either our common stock or in cash, at the election of BA Network to be made at closing of the transaction. Our stockholders approved the acquisition at our Annual Meeting of Stockholders on September 27, 2000 and the transaction was closed on Ocotber 2, 2000. BA Network elected to be paid in cash for $300,000 and the payment was made on October 2, 2000. For the years 2000, 2001 and 2002, we have agreed to pay BA Network $1,184,097, $1,457,349 and $1,730,603, respectively. Such amounts assume BA Network meets projections previously provided to us and will be adjusted accordingly if such projections are incorrect. The amount for the year 2000 may be paid in either cash or shares of our common stock, at the election of BA Network at the time such payments are due. The amount for the years 2001 and 2002 are payable in shares of our common stock. In the event that BA Network elects to receive the payment for the year 2000 (estimated at $1,184,097) in cash, there is no assurance that we will be able to make such cash payments or secure financing for payment of such amount at favorable or acceptable terms. Grants of either stock or cash are subject to delivery schedules, and in case of stock grants, certain time restrictions shall also apply. Audited financial statements of BA Network for the year ended December 31, 1999 and interim financial statements for the three months ended June 30, 2000, together with proforma statements reflecting purchase accounting, are included in our definitive proxy filed with the SEC on August 24, 2000 and incorporated herein by reference.


                                 BUSINESS

        Through AC Media and AC Marketing, we are involved in:

     * the development, production and marketing of Adventures with Kanga Roddy, a television program aimed at pre-school and primary school children,
     * the licensing of merchandising rights related to the Kanga Roddy series,
     * the development, production and marketing of various audio tapes, video tapes and workbooks that specialize in fitness information, and
     *  acquire the licensing rights to other intellectual properties.


Adventures with Kanga Roddy

        We have developed and produced 29 one half-hour episodes of the Kanga Roddy series. The Kanga Roddy series features a six-foot tall kangaroo character named Kanga Roddy who is a martial arts expert. Unlike other martial arts programs with feature violence, Kanga Roddy never fights because he understands that conflict can always be resolved through traditional martial arts values such as knowledge, compassion, humility, discipline, respect and open mindedness. The show merges these values, with contemporary music, dance, vibrant colors and exciting movements designed to capture the attention of its target audience consisting primarily of pre-school and primary school children.

        Each episodes of the Kanga Roddy series focuses on a group of children at a community center and their teachers (played by Jennifer Montana and Karen Lott, wives of former San Francisco 49ers football players, Joe Montana and Ronnie Lott) working on activities such as reading, physical fitness and arts and crafts. During these activities, the children encounter an ethical or social problem, which causes uneasiness or unhappiness among some of the children. The teachers sense the problem and suggest that the children seek help from their friend, Uncle Pat, the proprietor of a rare bookstore, played by actor Pat Morita, who was previously featured in "The Karate Kid" movies. Uncle Pat, with the assistance of his pet bookworm, Shakespeare, magically transports the children to the land of Hi-Yah where Kanga Roddy lives.

        Once in the land of Hi-Yah, Kanga Roddy and his friends Bantu - a female African snake, Tackle Bear - his workout partner, Cimbop and Kimbop - a pair of feline sisters, and Zatochi - a wise old snow monkey, help the children solve their problem by giving examples presented through songs. Kanga Roddy gets inspiration for proper solutions to the problem through flashbacks to lessons learned from his martial arts teacher Zatochi or parallels drawn from encounters with his buddy Tackle Bear. The children and the costumed cast present the answers in song and dance routines. When the children return to the community center, they review what they have learned with their teachers.

        In May 1997, we and KTEH, the public broadcasting station serving in San Jose, California area, entered into a distribution agreement which granted KTEH the exclusive right to distribute, advertise, market or otherwise exploit the Kanga Roddy series on public broadcast affiliated stations throughout the United States for a two-year period ending
KTEH cleared the broadcast of Kanga Roddy series with 40 other public broadcast stations, which broadcast, to approximately 50% of the households in the United States (approximately 40 million households). We delivered 13 half-hour episodes to KTEH for broadcast and received $430,000 from KTEH for exclusive broadcast rights for the series for a period of two years. Under the distribution agreement, we also committed to sharing with KTEH 8% of revenues from the sale (less fees and commissions) and licensing of non-broadcast ancillary rights of educational products such as video tapes, books and music tapes and 5% of our gross profits (less fees and commissions) from the sale and licensing of toys and clothing. We has also granted KTEH a right of first refusal with respect to broadcast rights to the Kanga Roddy series not granted to KTEH in the distribution agreement.

        On April 20, 1998, we entered into a continuing distribution agreement with KTEH for the distribution of 26 more half-hour Kanga Roddy shows and two one-hour specials. Under the continuing distribution agreement, KTEH receives the exclusive domestic broadcast rights to the new episodes for two years and agrees to pay us $30,000 for each half-hour program and $60,000 for each of the two one-hour shows. As of December 31, 1999, we had completed and delivered 29 half-hour episodes to KTEH (including the 13 episodes delivered under the initial agreement).

        In August 1998, we signed an exclusive contract with Portfolio Entertainment of Toronto, Ontario, for the international TV distribution of the Kanga Roddy series for a period of three years. Portfolio Entertainment is paid a distribution fee that is derived out of revenues from sales to overseas broadcasters.

        In December 1998, we signed a non-exclusive agreement with Timeless Toys of Foster City, California, for licensing of the Kanga Roddy and all related characters for premium plush toys for a period of three years. Pursuant to terms of the agreement, Timeless Toys pays a royalty to us from sales of products related to the Kanga Roddy program.

        In January 1999, American Public Television, a major national distributor for PBS programming, agreed to distribute 26 new episodes of the Kanga Roddy series. As a result, the Kanga Roddy series will now be available for airing on over 300 PBS stations nationwide commencing April 4, 1999.

        In April 1999, we signed an exclusive contract with Fast Forward Marketing, Inc. of Marina Del Ray, California, for the video distribution of the Kanga Roddy series for a period of two years. Pursuant to terms of the contract, Fast Forward Marketing buys video tapes from us at a pre-determined discount from the suggest retail price.

        In September 1999, we signed an exclusive licensing agreement with Brighter Child of Westerville, Ohio, for the licensing of the Kanga Roddy story and all related characters for use in interactive CD-Rom games for a period of three and one-half years where Brighter Child pays us a royalty from sales of such products.

        In October 1999, we signed a licensing agreement with Prestige Toys of New York, New York, for the licensing of the Kanga Roddy series and all related characters for use and manufacturing of plush toy items in all sizes.

        We have not produced any additional episodes of the Kanga Roddy program within the six months ended June 30, 2000, nor additional licensing contracts on Kanga Roddy has been signed in this period.

        Our strategy includes pursuing licensing agreements and merchandising opportunities related to the Kanga Roddy series. Characters developed in a popular series, and often the series itself, achieve a high level of recognition and popularity, making them valuable licensing and merchandising assets. Among the most popular licensed items are toys, clothing, food, dinnerware/lunch boxes, watches, and soft vinyl goods such as boots, backpacks, and raincoats. We plan to retain worldwide rights to the characters and images developed in the Kanga Roddy series, to protect our rights to such characters and images through appropriate registration, and to license their use to manufactures for specific products. There is no assurance that we will be able to do so. If the Kanga Roddy series does not attain and maintain widespread television distribution, or widespread popularity, it is unlikely that any significant licensing or merchandising opportunities or revenue will arise or be maintained.

        However, due to the efforts of our marketing division in product licensing and development relating to the Kanga Roddy project, we have engaged with other companies' properties with us acting as agent to these companies.

        In February 2000, we signed a licensing agent agreement with Funschool.com of Mountain View, California, for us to act as Funschool.com's exclusive agent in representation of their various properties for a period of six months. Pursuant to the terms of this agreement, we are paid a monthly retainer and a commission of gross revenues Funschool.com generates from licensing activities brought forth by us.

        In March 2000, we signed a licensing agent agreement with Mainframe Entertainment, Inc. of Vancouver, Canada, for ACEI to act as Mainframe's exclusive agent in representation of their various properties for a period of three years. Pursuant to the terms of this agreement, we are paid a commission of gross revenues Mainframe generates from licensing activities brought forth by us.

        In May 2000, we signed an agreement with Irwin Toy Limited of Toronto, Canada, for the licensing of characters from Mainframe Entertainment's property "ReBoot" for use in Irwin Toy's products for a period of two years. Pursuant to the terms of this agreement, Mainframe Entertainment will be paid a royalty on the sales from such products.

Fitness Products

        We develop, produce and market various video tapes, audio tapes and workbooks that specialize in fitness information and education. Our fitness product, entitled the "Montana Exercise Video" is a cardio kick-boxing video starring former superstar quarterback Joe Montana and his wife Jennifer, both of whom have trained at our karate schools.

        In August 1999, we signed an exclusive contract with Diamond Entertainment Corporation of Cerritos California, for the domestic distribution the Montana Exercise Video. Diamond Entertainment is anticipating the release of the Montana Exercise Video through marketing on the Internet within the 3rd quarter of 2000. availability of the exercise video during the football season.

Capitalized costs of the "Strong Mind Fit Body" program has been written off in the year 1998.

Competition

        Each of the industries in which we compete is highly competitive and most of the companies with which we compete have greater financial and other resources than we do. With respect to our media activities, we compete with major production companies, and competition for access to a limited supply of facilities and talented creative personnel to produce programs is often based on relationships and pricing. Our programs compete for time slots, ratings, distribution channels and financing, and related advertising revenues with other programming products. Our competitors include motion picture studios, television networks, and independent television production companies, which have become increasingly active in children's programming. We compete for broadcast commitments and production funding for public television projects with Children's Television Workshop, other independent production companies, and projects produced by local public television stations.

        If we attempt to expand into other areas, including commercial television, we will face more intense competition from other, larger entities, which have substantially greater financial and other resources than us, such as The Walt Disney Company, Fox, Nickelodeon, Jim Henson Productions, Scholastic Productions, Cinar, Lancit Media Entertainment, and certain television syndicators, production companies, and networks which also seek to attract the children/family audiences segment with their programming. In addition, there is a strong trend toward vertical integration in the business, with more networks owning productions, making it more difficult for smaller, independent companies such as us to obtain favorable production financing and distribution terms.

        Our fitness products compete with many other products aimed at the fitness and weight loss markets, including other video tapes, audio tapes and workbooks, and various types of exercise machinery. Many of these competing products are sponsored or endorsed by celebrities and sports figures, and many are marketed by companies having significantly greater resources than us.

        In the licensing industry, there is strong competition from other independent licensing agencies and from the in-house licensing divisions of other production companies and television studios.


Employees

        As of May 31, 2000, we employed 16 employees on a full-time basis, 6 of which are management and 10 of which are clerical. We also contract with additional employees for the production of the Kanga Roddy series through the American Federation of Television and Radio Artists.


Property

        We lease approximately 3,000 square feet of space for our Hayward headquarters pursuant to a four-year lease expiring in August 2004 at approximately $6,500 per month.


Legal Proceedings

        On April 24, 1998, we filed a Complaint for Declaratory Relief in the U.S, District Court, Northern District of California, against William Charles Jeffreys, requesting judicial determination of our rights in certain intellectual property associated with the Adventures with Kanga Roddy show, and that Mr. Jeffreys has no such rights. Mr Jeffreys filed an answer to our complaint on June 15, 1998 along with a counterclaim. We dispute all claims of Mr. Jeffreys to an interest in certain of our intellectual property and intend to vigorously protect our ownership and right to such intellectual property. In February 1999, Mr. Jeffreys and we agreed to settle the lawsuit and counterclaim for a total of $36,000 which ACEI are to be paid to Mr. Jeffreys in twelve monthly payments of $3,000 each beginning March 1999. The final payment was made in February 2000. With the exception of the foregoing, no lawsuits or proceedings are currently pending which involve us or our rights.


                                 MANAGEMENT

Executive Officers, Directors, Director Nominees And Key Employees

          Our executive officers, directors and key employees and their ages and positions with us as of August 18, 2000 are as follows:

Name                      Position with Company              Age
Anthony K. Chan           President, Chief Executive         45
                          Officer and Director
George Chung              Chairman and Director              38
William T. Duffy          Director                           44
Alan Elkes                Director                           54
E. David Gable            Director                           50
Jan D. Hutchins           Director                           51
Mae Lyn Woo               Chief Financial Officer            42


        The following information with respect to the principal occupation or employment of each nominee for director, the principal business of the corporation or other organization in which such occupation or employment is carried on, and such nominee's business experience during the past five years, has been furnished to us by the respective director nominees.


        Anthony K. Chan. Mr. Chan has served as our President, Chief Executive Officer, and a Director since February 1997, and as Chief Executive Officer and Chief Financial Officer of America's Best Karate since 1991. From 1985 to 1990, Mr. Chan served as the Director of Chinese Affairs for the Eisenberg Company, a diversified business enterprise, where Mr. Chan's principal duty was to negotiate contracts in the People's Republic of China. Prior to 1985, Mr. Chan was employed by the Bank of America NT & SA as an economic forecaster. Mr. Chan received his MBA from the University of California at Berkeley. Mr. Chan's martial arts training began in 1968 in Hong Kong. He was the first American allowed to train as a professional in the People's Republic of China. He is a published author and has been featured in newspapers, magazine covers, television and motion pictures. He was inducted into the Black Belt Hall of Fame in 1981.

        George Chung. Mr. Chung has served as our Chairman of the Board and a Director since February 1997, and as President of America'a Best Karate since 1991. From 1981 to 1991, Mr. Chung owned and operated a karate studio in Los Gatos, California. Mr. Chung was inducted into the Black Belt Hall of Fame in 1983. He is regarded in the martial arts industry as a pioneer in the modernization of what is known as contemporary martial arts training, which includes the use of music in both training and performance. He has been featured in magazines, books, television and motion pictures. He is a published author and wrote "Defend Yourself," a worldwide published self-defense system for Sybervision Systems. In 1995, he was awarded a "Superbowl Ring" from the San Francisco 49ers in recognition for his outstanding martial arts work with their championship football team.

        William T. Duffy. Mr Duffy served as the Executive Vice President for the Buffalo Bills in 1999, and had served as Vice-President of Business Operations and Chief Financial Officer for the San Francisco 49ers from 1996 to 1998. He was responsibe for all non-football related business and provides financial guidance and support for all the team's football related activities. Mr. Duffy's previous experience has included serving as Director of Compliance for the National Football League from October 1993 to May 1996, Treasurer of Robbie Stadium Corporation from June 1990 to September 1993 and Director of Finance of the Miami Dolphins from March 1988 to May 1990. Mr. Duffy, a CPA, is a graduate of Princeton University and received his Masters of Accounting from New York University.

        Alan Elkes. Mr Elkes has served as Chief Executive Officer of Dalton Kent Securities Group, Inc., an investment banking and brokerage firm, since June 1996. From September 1994 to June 1996, Mr Elkes served as Financial and Operations Manager at a branch office of Corporate Securities Group Inc., an investment banking and brokerage company. From February 1991 to September 1994, Mr. Elkes owned and operated Minuteman Press, a printing company. Mr. Elkes began his career in the stock brokerage industry in 1968. He has an MBA in accounting from St. Johns University in New York and is also a licensed CPA in the State of New York.

        E. David Gable. Mr Gable, veteran business leader and entrepreneur, is Chairman, and a member of the Board of Directors of Carnegie International Corporation (OTC BB:CAGI) since September 1996 and Chief Operating Officer from May 1997 to March 1999. From 1988 to 1993 he served as a principal and president of the All-Star Motor Group, where he helped to grow it to $400 million in sales and more than 600 employees. Carnegie is a holding company specializing in internet, telephony and telecommunications products, services and distribution, including electronic commerce and electronic digital interchange. Under Mr. Gable's leadership, Carnegie reported total income of $8.9 million for the first 6 months of fiscal 1998 ended June 30, 1998, versus $7 million total income for the 12 months ended December 31, 1997.

        Jan D. Hutchins. Mr Hutchins has served as President of AC Media, since February 1997. From July 1994 to November 1995, Mr. Hutchins was one of a four person management team for GolfPro International, an emerging company designing and marketing a terrain-based, personal service robot. From 1993 to 1994, Mr. Hutchins was community services director for the San Francisco Giants professional baseball team. From 1991 to 1993, Mr. Hutchins developed, produced and hosted the HOOKED ON GOLF radio program for KNBR 68 in San Francisco. From 1972 to 1991, Mr. Hutchins served in various capacities in the television field, including news anchor, sports director, sports anchor/reporter and television host.

        Mae Lyn Woo. Ms. Woo was named Chief Operations Officer (COO) of American Champion Entertainment in July 1999, in addition to serving as our Vice President and Chief Financial Officer since January 1998. Woo brings a wealth of experience built over the past 18 years at Fortune 500 companies. She began her career at Charles Schwab & Co. as a Senior Tax Accountant, then she moved to Bank of America, where she held a similar position and increased her duties to include leading tax project teams. In 1988, she joined Levi Strauss & Co., where she would remain for ten years, ending her position there as Controller in 1990. Ms. Woo graduated with Honors from the University of Las Vegas, Nevada, with a Bachelor of Science in Finance/Accounting.


Committees of the Board of Directors

        The Board of Directors has appointed an Audit Committee and a Compensation Committee.

        The members of the Audit Committee are Messrs. Chan, Duffy and
Elkes.  Duties of the Committee are:
        a. approves the selection and termination of independent public accountants,
        b.     approves the scope of external audit services,
        c. reviews adjustments recommended by the independent public accountants and address disagreements between the independent public accountants and management,
        d. reviews the adequacy of internal controls and management's handling of identified material inadequacies and reportable conditions in the internal controls over financial reporting and compliance with laws and regulations, and
        e. supervises the internal audit function, which may include approving the selection, compensation and termination of internal auditors.

        The members of the Compensation Committee are Messrs. Chan, Chung, Duffy and Elkes. The purpose of the committee is to ensure that our directors and employees receive adequate and fair compensation, including salaries and bonuses, and that such compensation is competitive within the industry. The committee also administers our stock option plans.


Directors' Compensation

        Our director's do not currently receive any cash compensation for service on the Board of Directors or any committee thereof, but directors may be reimbursed for certain expenses incurred in connection with attendance at Board of Directors and committee meetings. Directors may also receive stock options under our stock option plans.

        Pursuant to Section 145 of the Delaware General Corporation Law, our Certificate of Incorporation provides that we shall, to the fullest extent permitted by law, indemnify all of our directors, officers, incorporators, employees and agents against liability for certain of their acts and we intend to enter into separate indemnification agreements with each of our directors and officers to effectuate these provisions. Our Certificate of Incorporation also provides that, with certain exceptions, no director will be liable to us for monetary damages as a result of certain breaches of fiduciary duties as a director. Exceptions to this include a breach of the director's duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, improper declaration of dividends and transactions from which the director derived an improper personal benefit.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to any arrangement, provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.








                   COMPENSATION OF EXECUTIVE OFFICERS


         The following table sets forth certain summary information with respect to the compensation paid to the Company's our Chief Executive Officer and President and our Chairman of the Board, for services rendered in all capacities to ACEI for the period through December 31, 1999. Other than as listed below, we had no executive officers whose total annual salary and bonus exceeded $100,000 for that fiscal year:

                                                                                Long-Term Compensation
                                                                             Awards               Payouts
                                                                     Restricted   Securities   LTIP    All Other
   Name      Position           Year      Salary     Other              Stock     Underlying  Payouts   Compen-
                                                     Compen-          Award(s)     Options/     ($)     sation
                                                     sation   Bonus    ($)           SARs                 ($)
                                                                                    (#)(1)


Anthony K.   President, Chief    1999     $127,262   --        --        --         275,000     --       --
Chan         Executive Officer   1998     $130,828   --        --        --          20,000     --       --
                                 1997     $101,704   --        --        --          21,875     --       --
                                                                                   --------
                                                                                    316,875
                                                                                   ========

George       Chairman of the     1999     $127,262   --        --        --         275,000     --       --
Chung        Board               1998     $138,739   --        --        --          20,000     --       --
                                 1997     $107,284   --        --        --          21,875     --       --
                                                                                   --------
                                                                                    316,875
                                                                                   ========



(1) Options were granted under our 1997 Stock Plan and adjusted for the 1:4 reverse split of our common stock on January 4, 2000.


                   STOCK OPTIONS GRANTS AND EXCERCISES

                      Option/SAR Grants within 1999

                            Individual Grants

         Number of
         Securities         %of Total          Exercise or Base
         Underlying Option  Options Granted    Price ($/Sh)
         Granted (#)        to all persons in  Adjusted for 1:4
Name     Adjusted for 1:4   Fiscal Year        reverse split     Expiration Date
         reverse split

Anthony       25,000          2.3%                $4.125            5/18/09
K. Chan      250,000         23.5%                $3.750            6/06/09
             275,000         25.8%

George        25,000          2.3%                $4.125            5/18/09
Chung        250,000         23.5%                $3.750            6/06/09
             275,000         25.8%



The following table shows the value at May 31, 2000 of unexercised options held by the named executive officers:

  Aggregated Options in Last Fiscal Year and Fiscal Year-to-Date Option Values Aggregated Options in Last Fiscal Year and Fiscal Year-end Option Values
   Adjusted for 1:4 reverse split of our common stock on January 4, 2000.


                                         Number of          Value of
                                         underlying         unexercised in-the-
                                         unexercised        money options at
                                         options at         fiscal
                                         year-end           year-end
                                        (#)                      ($)
Name      Shares            Value
          acquired on       Realized     Exercisable/           Exercisable/
          exercise (#)       ($)         unexercisable          unexercisable*
Anthony       0              0           266,875/50,000        $0/$0
K. Chan
President
and Chief
Executive
Officer

George        0              0           266,875/50,000        $0/$0
Chung
Chairman
of the
Board

* Assumes a fair market value of $0.9375 per share at the close of June 30, 2000.

        The compensation for our key management will be evaluated from time to time by the Board. The Board may, in its discretion, award these individuals cash bonuses, options to purchase shares of the Common Stock under our Equity Incentive Plan and such other compensation, including equity-based compensation, as the Board, or a committee thereof, shall approve from time to time.



                             EMPLOYMENT CONTRACTS

        In March 1997, ACEI entered into employment agreements, effective as of August 5, 1997, the closing date of our initial public offering, with each of Messrs. Chung and Chan pursuant to which Mr. Chung continues to serve as our Chairman of the Board, and Mr. Chan continues to serve as our President, Chief Executive Officer and Chief Financial Officer. Each agreement has a term of five years. Pursuant to the agreements, in 1997 we paid Messrs. Chung and Chan a base salary of $100,000 and $100,000 per year, respectively. Each agreement also provides for the following bonuses:

        a. Options to purchase 21,875 and 21,875 shares of common stock, respectively, exercisable at $28.80 per share, which options were granted on July 30, 1997.

        b. 200,000, each if all of the warrants issued in our initial public offering are exercised by the holders thereof within the five-year exercise period of such warrants.

        In addition, the executives are also entitled to certain fringe benefits. If either of Messrs. Chung or Chan is terminated other than for cause, death or disability, we are obligated to pay such executive an amount equal to his base salary then in effect for the remaining term of the agreement.

        In March 1997, we and AC Media, entered into a two-year employment agreement with Jan D. Hutchins effective as of August 5, 1997, the closing date of our initial public offering, pursuant to which Mr. Hutchins serves as President of AC Media and is responsible for supervising the production and marketing of the AC Media's media projects. Pursuant to the agreement Mr. Hutchins received an annual base salary of $39,600 in 1997. also provided for the following bonuses:

        a.     1,000 shares of common stock on January 4, 2000

        b. Options to purchase 5,000 shares of common stock at $28.80 per share, which options were granted on July 30,1997

        c. $100,000 in cash if all of the warrants issued to our initial public offering are exercised by the holders thereof within two years of the consummation of the offering.

        The employment agreement also provided for certain fringe benefits. If Mr. Hutchins is terminated for reasons other than for cause, death or disability, we are obligated to pay Mr. Hutchins an amount equal to his base salary then in effect or the remaining term of the agreement. None of the above- referenced employment agreements contain non-competition provisions.

        In July 1998, the we amended employment agreements with certain of our management as follows: The agreements with Messrs. Anthony Chan and George Chung were amended to provide for annual salaries of $150,000 and for the granting of 5,000 options per year pursuant to our 1997 stock option plan;
the agreement with Jan D. Hutchins was amended to provide for an annual salary of $75,000 and for the granting of 2,500 options per year pursuant to our 1997 stock option plan.

        In June 1999, we entered into an employment agreement with Joy M. Tashjian to serve as the President and CEO of our wholly owned subsidiary American Champion Marketing Group. The term of employment is through December 31, 2001 and the annual salary is $150,000. Ms. Tashjian was granted 87,500 options from our 1997 stock option plan at the execution of the agreement and another 37,500 options to be granted in June 2000.

1997 Employee Stock Option Plan

        Our 1997 employee stock option plan provides for the grant of stock options (including incentive stock options as defined in Section 422 of the Internal Revenue Code and non-qualified stock options), stock appreciation rights and other stock awards (including restricted stock awards and stock bonuses) to our employees or affiliates or any consultant or advisor engaged by us who renders bona fide services to us or our affiliates in connection with our business; provided, that such services are not in connection with the offer or sale of securities in a capital raising transaction. The 1997 employee stock option plan is authorized to issue options or other awards exercisable to purchase up to 1,750,000 shares of our common stock.

        The 1997 employee stock option plan is administered by the Compensation Committee of the Board of Directors which will be comprised of "disinterested persons" within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934. Stock Options may be granted by the Compensation Committee on such terms, including vesting and payment forms, as it deems appropriate in its direction; provided, that no option may be exercised later than ten years after its grant, and the purchase price for incentive stock options and non- qualified stock options shall not be less than 100% and 85% of the fair market value of the common stock at the time of grant, respectively.

        Stock appreciation rights may be granted by the Compensation Committee on such terms, including payment forms, as the Compensation Committee deems appropriate, provided that a stock appreciation right granted in connection with a stock option shall become exercisable and lapse according to the same vesting schedule and lapse rules established for the stock option (which shall not exceed ten years from the date of grant). A stock appreciation right shall not be exercisable during the first six months of its term and only when the fair market value of the underlying common stock exceeds the stock appreciation right's exercise price and is exercisable subject to any other conditions on exercise imposed by the Compensation Committee. In the event of a change in control of us, the Compensation Committee retains the discretion to accelerate the vesting of stock options and stock appreciation rights and to remove restrictions on transfer of restricted stock awards. Unless terminated by the Board of Directors, the 1997 employee stock option plan will continue until December 2007. Upon the occurrence of an event constituting a change of control, in the sole discretion of the Compensation Committee, all options and stock appreciation rights will become immediately exercisable in full for the remainder of their terms and restrictions on stock granted pursuant to a restricted stock award will lapse.

1997 Non-Employee Directors Stock Option Plan

        Our 1997 non-employee directors stock option plan was adopted by our of Directors and stockholders in March 1997 and became effective upon the closing of our initial public offering. Options to purchase a maximum of 200,000 shares of common stock may be granted under the plan. The plan provides for the automatic grant to each of our non-employee directors of

        a. An option to purchase 1,250 shares of common stock on the date of such director's initial election or appointment to the Board of Directors, and

        b. An option to purchase 500 shares of common stock on each anniversary thereof on which the director remains on the Board of Directors.

        The options will have an exercise price of 100% of the fair market value of the common stock on the date of grant and have a 10-year term. Initial grants become exercisable in two equal annual installments commencing on the first anniversary of date of grant thereof and subsequent grants become fully exercisable beginning on the first anniversary of the date of grant. Both grants are subject to acceleration in the event of certain corporate transactions. Any options which are vested at the time the optionee ceases to be a director shall be exercisable for one year thereafter. Options which are not vested automatically terminate in the event the optionee ceases to be a member of the Board of Directors. Options which are vested on the date the optionee ceased to be a Director due to death or disability generally remain exercisable for five years thereafter. If we are a party to a transaction involving a sale of substantially all our assets, a merger or consolidation, all then outstanding options under the plan may be canceled. However, during the 30 day period preceding the effective date of such transaction, all partly or wholly unexercised options will be exercisable, including those not yet exercisable pursuant to the vesting schedule.


               TRANSACTIONS INVOLVING OFFICERS, DIRECTORS
                       AND PRINCIPAL SHAREHOLDERS

        Messrs. Chung and Chan are the guarantors of two loans from Karen T.I. Shen and Thomas Jung Woo originally totaling $27,000 and bearing interest at 14% per annum which are due and payable in 1999 and 2000, and are the direct obligors on a loan in the original principal amount of $100,000 from the Michael Triantos M.D. Inc. Money Purchase and Profit Sharing Pension Plans Trust which is being treated as a debt of us which loan bears interest at the rate of 12% per annum.

        None of the transactions with officers or shareholders or their affiliates were made on terms less favorable to us than those available from unaffiliated parties. In future transactions of this nature, we will ensure that more favorable terms are not available to it from unaffiliated third parties before engaging our officers or shareholders or their affiliates.



                     SECURITY OWNERSHIP OF MANAGEMENT
                      AND CERTAIN BENEFICIAL OWNERS

        The following table sets forth, as of June 30, 2000, certain information with respect to stock ownership of

        a. all persons known by us to be beneficial owners of 5% or more of our outstanding shares of common stock;
        b.   each director; and
        c. all directors and officers as a group, together with their respective percentage ownership of such shares. Unless otherwise indicated, the beneficial owners have sole voting and investment power over the shares of common stock listed below.

        For purposes of calculating the number of shares of common stock beneficially owned after the offering, we have assumed the sale of all shares covered by the registration statement of which this prospectus is a part. For purposes of calculating the percentage beneficially owned after the offering, the total number of shares of common stock deemed outstanding includes (1) the shares of common stock covered by the registration statement of which this prospectus is a part that are registered on behalf of Sibson Holding and (2) shares of common stock covered by the registration statement of which this prospectus is a part that are issuable upon the exercise of warrants.


Name & address of        Number of          Percentage           Percentage
Beneficial Owner(1)      Shares             of Ownership         of Ownership
                                            Before Offering      After Offering

Anthony Chan             678,360 (2)            9.67%                5.11%
George Chung             670,460 (3)            9.56%                5.05%
William T. Duffy          43,875 (4)             ***                  ***
Alan Elkes                86,375 (5)            1.23%                 ***
E. David Gable            51,111 (6)             ***                  ***
Jan D. Hutchins          125,000 (7)            1.78%                 ***
Ronald M. Lott             7,000 (8)             ***                  ***
Mae Lyn Woo               61,250 (9)             ***                  ***


All officers and
directors as a
group                  1,723,431(10)           24.57%               12.97%

Adjusted for 1:4 reverse split of our common stock on January 4, 2000.

*** Represents less than one percent

(1) The addresses for the directors and executive officer is c/o American Champion Entertainment, Inc., 22320 Foothill Blvd., Suite 260, Hayward California 94541.
(2) Includes 301,875 shares subject to presently exercisable options granted under our 1997 stock option plan. Does not include 50,000 subject to options which are not presently exercisable or exercisable within 60 days.
(3) Includes (i) 301,875 shares sunject to presently exercisable options granted under our 1997 stock option plan and (ii) 1,100 shares owned by Mr. Chung's wife. Does not include 50,000 subject to options which are not presently exercisable or exercisable within 60 days.
(4) Includes 31,875 shares subject to presently exercisable options granted under our 1997 stock option plan. Does not include 750 subject to options which are not presently exercisable or exercisable within 60 days.
(5) Includes (i) 56,875 shares subject to presently exercisable options granted under our 1997 stock option plan, and (ii) 5,000 shares subject to presently exercisable warrants. Does not include 750 subject to options which are not presently exercisable or exercisable within 60 days.
(6) Includes 28,000 shares subject to presently exercisable options granted under our 1997 stock option plan.
(7) Includes 115,000 shares subject to presently exercisable options granted under our 1997 stock option plan. Does not include 17,500 subject to options which are not presently exercisable or exercisable within 60 days.
(8) Includes 7,000 shares subject to presently exercisable options granted under our 1997 stock option plan. Does not include 750 subject to options which are not presently exercisable or exercisable within 60 days.
(9) Includes 36,250 shares subject to presently exercisable options granted under our 1997 stock option plan. Does not include 5,000 subject to options which are not presently exercisable or exercisable within 60 days.
(10) Includes an aggregate of 883,750 shares subject to presently exercisable warrants and options granted under our 1997 stock option plan. Does not include 124,750 subject to options which are not presently exercisable or exercisable within 60 days.



                     DESCRIPTION OF CAPITAL STOCK

General

        We have an authorized capital of 40,000,000 shares of common stock, $.0001 par value, and 6,000,000 shares of preferred stock, $.0001 par value, of which 8,505,391 shares of common stock and no shares of preferred stock are currently outstanding. The issued and outstanding shares of common stock are fully paid and non-assessable.

Common Stock

        Holders of shares of common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders and do not have cumulative voting rights in the election of directors. Such holders are entitled to share pro rata in such dividends as may be declared by the board of directors out of funds legally available. On any dissolution, liquidation or winding-up of our business, the holders of common stock will be entitled to share pro rata in all distributions made after payment of or provision for the payment of all debts and prior claims. There are no preemptive rights or conversion privileges applicable to the common stock.

Preferred Stock

        The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by stockholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any such preferred stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock. The ability of the Board of Directors to issue preferred stock could discourage, delay or prevent a takeover of us. We do not have any current plans to issue any Preferred Stock.

Warrants

        Our warrants were issued pursuant to a Warrant Agreement between us and Continental Stock Transfer & Trust Company and are in registered form. These warrants allow the holders to purchase an aggregate of 373,750 shares of common stock (exclusive of 32,500 warrants underlying warrants issued to the underwriter of our initial public offering). Each four warrants entitles its holder to purchase, at any time through the April 2002, one share of common stock at an exercise price of $26.00 per share, subject to adjustment in accordance with the anti-dilution and other provisions referred to below.

        The warrants may be redeemed by us at any time commencing July
30, 1998 and prior to their expiration, at a redemption price of $.10 per Warrant, on not less than 30 days' prior written notice to the holders of such warrants, provided that the last sales price of the common stock on Nasdaq is at least $31.20 per share, subject to adjustment, for a period of 20 consecustive trading days ending on the third day prior to the date the notice of redemption is given. Holders of warrants shall have exercise rights until the close of the business day preceding the date fixed for redemption.

        The exercise price and the number of shares of common stock purchasable upon the exercise of the warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassification of the common stock. The warrants do not confer upon holders any voting or any other rights as stockholders.

Warrants issued to Sibson and Union Atlantic for the $5 million equity line of credit

        We have issued the follwoing common stock purchase warrants to Sibson as the investor of the equity line, and to Union Atlantic as the placement agent.

      Issued to             Quantity Exercise Price         Expiration

      Sibson Holdings Ltd   175,000     $1.7325             May 9, 2003
      Union Atlantic, LC     50,000     $1.7325             May 9, 2003

        We will also issue an additional 6,500 warrants to Sibson, exercise at the bid price on the day of issuance and with an expiration after three years, to Sibson for each $100,000 of the equity line that it funds.

Warrants issued to investors of debentures we sold in April 2000 and Union Atlantic

        We have issued the following common stock purchase warrants to the four investors of the debentures we sold in April 2000, and to Union Atlantic as the placement agent.


      Issued to             Quantity Exercise Price         Expiration

      Amro International S.A. 16,667    $2.0125            April 20, 2003
      Endeavour Capital
        Investement Fund S.A. 16,666    $2.0125            April 20, 2003
      Celeste Trust Reg.       8,334    $2.0125            April 20, 2003
      Balmore, S.A.            8,333    $2.0125            April 20, 2003
      Union Atlantic, LC      50,000    $2.0125            April 20, 2003




Certain Anti-takeover Devices
        We are subject to Section 203 of the Delaware General Corporation Law, which restricts certain transactions and business combinations between a corporation and an "Interested Stockholder" owning 15% or more of the corporation's outstanding voting stock for a period of three years from the date the stockholder becomes an Interested Stockholder. Subject to certain exceptions, unless the transaction is approved by the Board of Directors and the holders of at least 66-2/3% of the outstanding voting stock of the corporation (excluding shares held by the Interested Stockholder), Section 203 prohibits signigicant business transactions such as a merger with, disposition of assets to, or receipt of disproportionate financial benefits by the Interested Stockholder, or any other transaction that would increase the Interested Stockholder's proportionate ownership of any class or series of the corporation's stock. The statutory ban does not apply if, upon consummation of the transaction in which any person becomes an Interested Stockholder, the Interested Stockholder owns at least 85% of the outstanding voting stock of the corporation (excluding shares held by persons who are both directors and officers or by certain stock plans).

Transfer Agent and Registrar
        Continental Stock Transfer & Trust Company has been appointed as the transfer agent and registrar for our common stock. Its telephone number is (212) 509-4000.

                       COMMON STOCK PURCHASE AGREEMENT

Overview

        Sibson Holdings Limited, a British Virgin Islands corporation, and we signed a common stock purchase agreement dated April 12, 2000, for the future issuance and purchase of shares of our common stock. Pursuant to terms in the agreement, we were to pay a legal, administrative and escrow fee of $15,000 to the investor's counsel, plus the issuance of warrants to Sibson and Union Atlantic. This cash payment was made and the warrants were issued on May 9, 2000 and thus the agreement is deemed effective as of that date. The stock purchase agreement establishes what is sometimes termed an equity line of credit or an equity drawdown facility. In general, the drawdown facility operates like this: the investor, Sibson, has committed up to $5,000,000 to purchase shares of our common stock over a 30 month period. We may request a draw of that money, subject to a formula based on the average common stock price and average trading volume. Each draw down must be for at least $100,000. At the end of a five dat trading period following the draw down request, we and Sibson will calculate the amount of money that Sibson will provide to us and the number of shares we will issue to Sibson in return for that money, based on the formula in the stock purchase agreement.

        Sibson will receive a 15% discount to the average of the lowest three bid prices for the common stock for the 21 day period beginning 15 trading days prior to and ending 5 trading days after the sale to Sibson and we will receive the amount of the draw down less an escrow agent fee of $1,500 and a 7% cash placement fee payable to the placement agent, Union Atlantic, LC, which introduced Sibson to us. Union Atlantic, LC is not obligated to purchase any of our shares, but as an additional placement fee, we have issued to them warrants to purchase 50,000 shares of our common stock at an exercise price of $1.7325 per share. We also have issued to Sibson warrants to purchase 175,000 shares of our common stock at an exercise price of $1.7325 per share. We will issue warrants to purchase an additional 6,500 shares of common stock exercisable at the bid price on the date of the put notice, to Sibson for each $100,000 of the equity line that it funds.

        Based on a review of our trading volume and stock price history and the number of drawdowns we estimate making, we are registering 5,000,000 shares of common stock for possible issuance under the stock purchase agreement and 550,000 shares underlying the warrants for common shares delivered to Sibson and Union Atlantic, LC. The listing requirements of The Nasdaq SmallCap Market prohibit us from issuing 20% or more of our issued and outstanding common shares in a single transaction if the shares may be issued for less than the greater of market value or book value. Based on shares of common stock issued and outstanding on May 9, 2000, the date of closing of the common stock purchase agreement, we may not issue more than 1,402,726 shares under the common stock purchase agreement, the Sibson warrant and the Union Atlantic warrant, without the approval of our shareholders. Because 225,000 of these shares are committed to the Sibson warrant and the Union Atlantic warrant, if we wish to draw amounts under the common stock purchase agreement which would cause an issuance of more than 1,177,726 shares under the common stock purchase agreement, we must receive shareholder approval prior to any such drawdown.

The Drawdown Procedure and the Stock Purchases

        We may request a drawdown by faxing a drawdown notice to Sibson, stating the amount of the drawdown we wish to exercise. The 15 trading days before the notice and the five days after the notice are used to determine the actual number of shares we will issue in return. The 22nd trading day is the drawdown exercise date when the amount of the draw and the number of shares to be issued are calculated and delivered. Sibson has the right to purchase up to 50% more than we state we actually want. To determine the number of shares of common stock we must issue in connection with a drawdown, take the drawdown amount and divide it by 85% of the three lowest trading prices for the common stock on each of the 21 trading days as described above.


Necessary Conditions Before Sibson is Obliged to Purchase our Shares

        The following conditions must be satisfied before Sibson is obligated to purchase the common shares that we wish to sell from time to time:

        o A registration statement for the shares we will be issuing must be declared effective by the Securities and Exchange Commission and must remain effective and available as of the draw down settlement date for making resales of the common shares purchased by Sibson;

        o There can be no material adverse change in our business, operations, properties, prospects or financial condition;

        o We must not have merged or consolidated with or into another company or transferred all or substantially all of our assets to another company, unless the acquiring company has agreed to honor the common stock purchase agreement;

        o No statute, rule, regulation, executive order, decree, ruling or injunction may be in effect which prohibits consummation of the transactions contemplated by the stock purchase agreement;

        o No litigation or proceeding adverse to us, Sibson or their affiliates, can be pending, nor any investigation by any governmental authority threatened against us or them seeking to restrain, prevent or change the transactions contemplated by the stock purchase agreement or seeking damages in connection with such transactions; and

        o Trading in our common shares must not have been suspended by the Securities and Exchange Commission or The Nasdaq SmallCap Market, nor shall minimum prices have been established on securities whose trades are reported by The Nasdaq SmallCap Market.

        On each drawdown settlement date for the sale of common shares, we must deliver an opinion from our counsel about these matters.

        A further condition is that Sibson may not purchase more than 19.9% of our common shares issued and outstanding on May 9, 2000, the closing date under the stock purchase agreement, without obtaining approval from our shareholders for such excess issuance.

        In addition, the common stock purchase agreement does not permit us to draw down funds if the issuance of shares of common stock to Sibson pursuant to the drawdown if it would result in Sibson owning more than 9.9% of our outstanding common stock on the drawdown exercise date. Pursuant to terms in the agreement, we can only draw to a certain maximum amount for each drawdown (4.125% of the weighted average price for the three prior months multiplied by the total trading volume for the three prior months). There is also a minimum of twenty trading days (known as the "trading cushion") between drawndowns. Sibson intends to sell shares that we issue to them upon drawdowns during the trading cushion. We will coordinate with Sibson to ensure that if there is unsold stock left from the trading cushion that the additional new shares to be issued from subsequent drawdowns will not cause Sibson to own more than 9.9% of the then outstanding shares.

Costs of Closing the Transaction

        At the closing of the transaction on May 9, 2000, we delivered the requisite opinion of counsel to Sibson and paid the escrow agent, Epstein Becker & Green P.C., $15,000 for Sibson's legal, administrative and escrow costs and for the ordinary services of the escrow agent for the closing of the draw downs. Sibson and Union Atlantic also received warrants for 175,000 and 50,000 shares respectively of our common stock with an exercise price of $1.7325. Sibson and Union Atlantic are not obligated to purchase any of our shares pursuant to the warrant.

Termination of the Stock Purchase Agreement

        Sibson may terminate the equity draw down facility under the stock purchase agreement if any of the following events occur:

        o Our common shares are delisted from The Nasdaq SmallCap Market unless such delisting is in connection with the listing of such shares on a comparable stock exchange in the United States;

        o Our common stock is no longer registered under the Securities Exchange Act of 1934;

        o    We do not maintain our corporate existence.

Indemnification of Sibson

        Sibson is entitled to customary indemnification from us for any losses or liabilities suffered by it based upon material misstatements or omissions from the registration statement and the prospectus, except as they relate to information supplied by Sibson to us for inclusion in the registration statement and prospectus.


                            SELLING STOCKHOLDERS

Overview

        Common shares registered for resale under this prospectus would constitute an increase of 74% of our issued and outstanding common shares as of September 6, 2000.


Sibson Holdings, Ltd.

        Sibson Holdings, Ltd. is engaged in the business of investing in publicly traded equity securities for its own account. Sibson's principal offices are located at Aeulestrasse 74, FL-9490 Vaduz, Liechtenstein. Investment decisions for Sibson are made by its board of directors. Other than the warrants we issued to Sibson in connection with closing the common stock purchase agreement, Sibson does not currently own any of our securities as of the date of this prospectus. Other than its obligation to purchase common shares under the common stock purchase agreement, it has no other commitments or arrangements to purchase or sell any of our securities. There are no business relationships between Sibson and us other than the common stock purchase agreement.


Union Atlantic, LC

        Union Atlantic, LC, a broker-dealer, acted as a finder in connection with the common stock purchase agreement. This prospectus covers 100,000 shares of common stock issuable upon exercise of warrants we have issued to Union Atlantic as a finder's fee for introducing us to Sibson. Out of the total of 100,000 warrants, 50,000 are exercisable at $2.0125 per share and expire April 20, 2003 and 50,000 are exercisable at $1.7325 per share and expire May 9, 2003. The decision to exercise any warrants issued, and the decision to sell the common stock issued pursuant to the warrants, will be made by Union Atlantic's officers and board of directors. Other than the warrants, Union Atlantic does not currently own any of our securities as of the date of this prospectus.


AMRO International S.A.,
Endeavour Capital Investment Fund S.A.,
Celeste Trust Reg., and
Balmore, S.A.

The above four parties are investors of the $1,000,000 debentures which may convert into 621,429 shares of our common stock. In addition, this prospectus covers 50,000 shares that these four parties may sell upon the exercise of common stock purchase warrants.


                           PLAN OF DISTRIBUTION

General

        Sibson is offering the common shares for its account as statutory underwriter, and not for our account. We will not receive any proceeds from the sale of common shares by Sibson. Sibson may be offering for sale up to 5,000,000 common shares acquired by its pursuant to the terms of the stock purchase agreement more fully described under the section above entitled "The Common Stock Purchase Agreement" and the warrants we issued to it in connection with the transaction. Sibson has agreed to be named as a statutory underwriter within the meaning of the Securities Act of 1933 in connection with such sales of common shares and will be acting as an underwriter in its resales of the common shares under this prospectus. Sibson has, prior to any sales, agreed not to effect any offers or sales of the common shares in any manner other than as specified in the prospectus and not to purchase or induce others to purchase common shares in violation of any applicable state and federal securities laws, rules and regulations and the rules and regulations of The Nasdaq SmallCap Market.

        To permit Sibson to resell the common shares issued to it under the stock purchase agreement, we agreed to register those shares and to maintain that registration. To that end, we have agreed with Sibson that we will prepare and file such amendments and supplements to the registration statement and the prospectus as may be necessary in accordance with the Securities Act and the rules and regulations promulgated thereunder, in order to keep it effective until the earliest of any of the following dates:

        o the date after which all of the common shares held by Sibson or its transferees that are covered by the registration statement of which this prospectus is a part have been sold under the provisions of Rule 144 under the Securities Act of 1933;

        o the date after which all of the common shares held by Sibson or its transferees that are covered by the registration statement have been transferred to persons who may trade such shares without restriction under the Securities Act of 1933 and we have delivered new certificates or other evidences of ownership of such common shares without any restrictive legend;

        o the date after which all of the common shares held by Sibson or its transferees that are covered by the registration statement have been sold by Sibson or its transferees pursuant to such registration statement;

        o the date after which all of the common shares held by Sibson or its transferees that are covered by the registration statement may be sold, in the opinion of our counsel, under Rule 144 under the Securities Act of 1933 irrespective of applicable volume limitations;

        o the date after which all of the common shares held by Sibson or its transferees that are covered by the registration statement may be sold, in the opinion of our counsel, without any time, volume or manner limitations under Rule 144(k) or similar provision then in effect under the Securities Act of 1933; or

        o the date after which all of the common shares held by Sibson or that are covered by the registration statement are or may become issued and outstanding.

        Shares of common stock offered through this prospectus may be sold from time to time by Sibson, the other selling stockholders, who may be considered statutory underwriters and they are AMRO International S.A., Endeavour Capital Investment Fund S.A., Celeste Trust Reg. and Balmore, S.A. or by pledgees, donees, transferees or other successors in interest. Such sales may be made on The Nasdaq SmallCap Market, on the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated private transactions, or in a combination of these methods. The selling stockholders will act independently of us in making decisions with respect to the form, timing, manner and size of each sale. We are not aware of any existing arrangement between any selling stockholder, any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of shares of common stock which may be sold by selling stockholders through this prospectus.

        The common shares may be sold in one or more of the following manners:

        o a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

        o purchases by a broker or dealer for its account under this prospectus; or

        o ordinary brokerage transactions and transactions in which the broker solicits purchases.

        In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Except as disclosed in a supplement to this prospectus, no broker-dealer will be paid more than a customary brokerage commission in connection with any sale of the common shares by the selling stockholders. Brokers or dealers may receive commissions, discounts or other concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale. The compensation to a particular broker-dealer may be in excess of customary commissions. Profits on any resale of the common shares as a principal by such broker-dealers and any commissions received by such broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholders (and, if they act as agent for the purchaser of such common shares, from such purchaser).

        Broker-dealers may agree with the selling stockholders to sell a specified number of common shares at a stipulated price per share, and, to the extent such a broker dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold common shares at price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire common shares as principal may thereafter resell such common shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such common shares commissions computed as described above. Such brokers or dealers and any other participating brokers or dealers may be deemed to be underwriters in connection with such sales.

        In addition, any common shares covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. We will not receive any of the proceeds from the sale of these common shares, although we have paid the expenses of preparing this prospectus and the related registration statement of which it is a part, and have reimbursed Sibson $15,000 for its legal, administrative and escrow costs.

        Sibson is subject to the applicable provisions of the Securities Exchange Act of 1934, including without limitation, Rule 10b-5 thereunder. Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the common shares may not simultaneously engage in market making activities with respect to such securities for a period beginning when such person becomes a distribution participant and ending upon such person's completion of participation in a distribution, including stabilization activities in the common shares to effect covering transactions, to impose penalty bids or to effect passive market making bids. In addition, in connection with the transactions in the common shares, Sibson and we will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations under that Act, including, without limitation, the rules set forth above. These restrictions may affect the marketability of the common shares.

        The selling stockholders will pay all commissions and certain other expenses associated with the sale of the common shares.


SHARES ELIGIBLE FOR FUTURE SALE

        Upon completion of this offering, assuming Sibson funds the full $5,000,000 equity drawdown facility and all warrants issued in connection therewith are exercised, we will have 14,776,820 shares of common stock outstanding. All of the 6,271,429 shares of common stock sold in this offering will be freely transferable by persons other than "affiliates" of us (as that term is defined under the Securities Act of 1933).


LEGAL MATTERS

        The legality of the issuance of the shares of common stock offered hereby will be passed upon for us by Sichenzia, Ross & Friedman LLP, New York, New York.


EXPERTS

        Our Financial statements as December 31, 1999 and 1998, and for the two years then ended have been included herein and in the registration statement in reliance upon the reports of Moss Adams LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.


ADDITIONAL INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith file reports, proxy or information statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C.
20549, as well as at the following regional offices: Seven World Trade
Center, New York, New York 10048, and Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C.20549, at prescribed rates. In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's web site is http://www.sec.gov. Information on the operation of the Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330.

        We have filed with the Commission, a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock being offered bereby. As permitted by the rules and regulations of the Commission, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and the common stock offered hereby, reference is made to the registration statement, and such exhibits and schedules. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at the addresses set forth above, and copies of all or any part of the registration statement may be obtained from such offices upon payment of the fees prescribed by the Commission. In addition, the registration statement may be accessed at the Commission's web site. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. We can be contacted at the following Internet addresses:

webmaster@americanchamp.com      or      a.chan@americanchamp.com

Interim Financial Statements for American Champion Entertainment, Inc.

  Condensed Consolidated Balance Sheets at June 30, 2000 and Dec 31, 1999

                                                 June 30,      December 31,
                                                 2000          1999
                                                 (unaudited)
                                                 ------------  ------------
                     Assets

       Cash......................................   $211,842       $32,514
       Account receivable........................  1,099,349       481,449
       Loans receivable, related parties.........    114,937       114,937
       Prepaid expenses .........................     22,164         7,460
       Property and equipment, net...............    271,168       312,949
       Investments...............................      --          203,110
       Film costs, net...........................  7,561,834     7,553,133
       Note receivable...........................    354,814       354,814
       Other assets..............................    285,029       226,084
                                                 ------------  ------------
       Total assets.............................. $9,921,137    $9,286,450
                                                 ============  ============
                     Liabilities

       Accounts payable and accrued expenses.....   $700,957    $1,042,577
       Note payable, related parties.............      --            4,100
       Other.....................................      --            4,245
       Deferred revenues.........................     16,920        16,920
       Notes payable.............................  1,154,562       450,183
                                                 ------------  ------------
       Total long-term liabilities...............  1,872,439     1,598,025


Stockholders' Equity:

  Preferred stock                                      --            --
  Common stock..............................      23,167,328    17,594,865
  Accumulated deficit........................    (15,118,631)   (9,906,440)
                                                 ------------- -------------
  Total stockholders' equity ................      8,048,697     7,688,425
                                                 ------------- -------------
  Total Liabilities and Stockholders Equity..     $9,921,137    $9,286,450
                                                 ============= =============

                      See accompanying notes.

Interim Financial Statements for American Champion Entertainment, Inc.

-continue
                    Condensed Statement of Operations
       For the three and six month periods ended June 30, 2000 and 1999
                                 (unaudited)

                                       Three Months Ended       Six Months Ended
                                           June 30,                June 30,
                                    ----------------------  ----------------------
                                    2000        1999        2000        1999
                                   (unaudited) (unaudited) (unaudited) (unaudited)
                                    ----------- ----------  ----------- ----------
REVENUE:
  Tuition and related fees.........     $8,415    $19,256      $50,601    $80,610
  Accessories and video sales......         40          0          145          0
  License fee and sponsorship fee..    465,050          0      465,050          0
  Film income......................     15,290    214,206       17,268    439,842
  Interest income..................      3,100          0        9,678          0
                                    ----------- ----------  ----------- ----------
  Total revenue....................    491,895    233,462      542,742    520,452
                                    ----------- ----------  ----------- ----------
COSTS AND EXPENSES:
  Cost of sales....................        842          0        1,617      1,722
  Amortization of film costs.......     31,057    231,569       31,057    369,821
  Salaries and payroll taxes.......    261,438     10,653      561,911     20,672
  Rent.............................     33,900     72,249       62,807    114,578
  Selling, general and
    administrative.................  1,662,196    333,135    4,608,036    647,244
  Financing expense*...............      --       741,210        --       741,210
  Debenture conversion expense.....     65,683      --          83,817      --
  Beneficial conversion feature
    of debentures..................    107,429      --         372,393      --
  Interest.........................     11,681    607,583       33,295    966,497
                                    ------------------------------------------------
  Total costs and expenses.........  2,174,226  1,996,400    5,754,933  2,861,744
                                    ------------------------------------------------
Net Loss From Operations............(1,682,331)(1,762,938)  (5,212,191)(2,341,292)

Gain On Sale Of Studio                       0          0            0          0

Net Loss Before Income Tax..........(1,682,331)(1,762,938)  (5,212,191)(2,341,292)

Income Tax                                    0     4,240            0      4,281

Net Loss                            (1,682,331)(1,767,178)  (5,212,191)(2,345,573)

Accumulated Deficit                (15,118,631)(5,853,684) (15,118,631)(5,853,684)

Weighted average number of shares
  outstanding**....................  6,555,737  1,964,081    6,555,737  1,964,081
                                    ======================= =======================

Basic loss per share...............     (0.26)     (0.90)       (0.80)     (1.19)
                                    ======================= =======================

* Financing expense of $741,210 consists of $114,500 in cash and a non-cash portion of $626,710 in valuation of common stock and warrants granted pursuant to the redemption of debt.

**    Adjusted for 1:4 reverse split of the Company's common stock on
January 4, 2000.

                      See accompanying notes.

Interim Financial Statements for American Champion Entertainment, Inc.
-continue

                Condensed Consolidated Statement of Cash Flows
         For the three and six months periods ended June 30, 2000
                                 (unaudited)

                                                      Three Months  Six Months
                                                         Ended        Ended
                                                        June 30,     June 30,
                                                      ------------------------
                                                         2000         2000
                                                      (unaudited)  (unaudited)
                                                      -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss........................................    $(1,682,331)  $(5,212,191)

Adjustments to reconcile net loss to
  net cash used for operating activities:
    Non-cash charge related to beneficial
      conversion feature of debentures..........         107,429     372,393
    Depreciation and amortization...............          53,750      83,807
    Conversion of debenture interest to common stock       9,171      20,356
    Amortization of original issue discount
       On long-term debt........................          65,683      83,817
    Amortization of loan fees...................          22,322      22,322
    Securities issued for services..............          94,465   2,460,212
    Options granted for services................         356,378     356,378
    Amortization of deferred consulting expenses          93,300     186,599

(Increase) Decrease in:
  Accounts receivable...........................        (406,057)   (414,790)
  Prepaid expenses and other....................           6,235     (14,703)

Increase (Decrease) in:
  Accounts payable and accrued expenses.........         108,438    (343,890)
  Deferred revenues.............................           --          --
                                                      -----------------------
     Net cash used for operating activities.....      (1,171,217) (2,399,690)
                                                      -----------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase or (sale) of property and equipment....           --         (3,606)
Payments for film costs.........................         (36,088)    (47,121)
                                                      -----------------------
     Net cash used for investing activities.....         (36,088)    (50,727)
                                                      -----------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of common stock options..         100,000     435,690
Payments on redemption of common stock..........         (63,072)    (63,072)
Payments of loans from related parties..........           --        (85,611)
Proceeds from exercise of warrants..............           --        459,750
Proceeds on notes payable.......................       1,000,000   2,250,000
Payments on notes payable.......................           --       (275,405)
Payments of OID on notes payable................         (88,873)    (88,873)
Principal payments on capital leases............          (1,878)     (2,734)
                                                      -----------------------
     Net cash provided by financing activities..         946,177   2,629,745
                                                      -----------------------
NET INCREASE (DECREASE) IN CASH.................        (261,128)    179,328

CASH, beginning of period.......................         472,970      32,514
                                                      ----------- -----------
CASH, end of period.............................         211,842     211,842
                                                      =========== ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for:
    Interest....................................         $---        $---
    State income taxes..........................         $---        $---

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING
  AND FINANCING ACTIVITIES:
    Long-term debt converted to equity..........        $346,000  $1,071,000
    Beneficial conversion feature of debentures.        $107,429    $372,393
    Common stock and warrants issued related
      to services...............................         $94,465  $2,101,947
    Common stock warrants issued with debts.....         $83,962    $367,438
    Stock options granted to consultants........        $356,378    $356,378
    Stock warrants issued to consultants........          $---      $358,265
    Common stock warrants issued related to
      loan fees.................................         351,828     351,828



                      See accompanying notes.

Notes to Interim Financial Statements for the three months ended June 30, 2000

Note 1 - Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations and Consolidation - The consolidated financial statements include the accounts of American Champion Entertainment, Inc. (the "Company") and its wholly owned subsidiary, America's Best Karate ("ABK") which owns 100% of American Champion Media, Inc. ("AC Media"). The Company and AC Media were formed during 1997. Pursuant to an Agreement and Plan of Merger, dated as of July 14, 1997, the Company entered into a reorganization transaction pursuant to which the Company acquired all of the issued and outstanding shares of ABK (the "Reorganization"). The financial statements included herein give effect to the Reorganization in which the Company became the successor to ABK. All significant intercompany accounts and transactions have been elimiated in consolidation.

AC Media focuses on operating and managing all media-related programs for the Company. These programs consist of fitness information video tapes, books and audio tapes and production of educational television programs for children which emphasize martial arts values and fun. ABL focuses solely on operating and managing the Company's karate studios which are located in the San Francisco Bay Area.

Revenue Recognition - AC Media - Revenue from films is recognized on the accrual method. Film costs are amortized using the individual-film-forecast-computation method which amortizes costs in the ratio that current gross revenues bear to anticipated total gross revenues from all sources. The management of AC Media periodically reviews its estimates of future revenues for each master and if necessary a revision is made to amortization rates and a write down to net realizable value may occur.

Concentration of Credit Risk - Financial instruments which potentially subject the Company to concentrations of credit risk are cash and accounts receivable arising from its normal business activities. The Company places its cash with high credit quality financial institutions. The amount on deposit in any one institution that exceeds federally insured limits is subject to credit risk. To reduce credit risk, the Company required advanced payments from students and thus, no student fees receivable is recorded.

Film Costs - Film costs consist of the capitalized costs related to the production of original film masters for videos and television programs. The net film costs are presented on the balance sheet at the net realizable value for each master.

Fair Values of Financial Instruments - The carrying value of cash, receivables, accounts payable and short-term borrowings approximates fair value due to the short maturity of these instruments. The carrying value of long-term obligations approximates fair value since the interest rates either fluctuate with the lending banks' prime rates or approximate market rate. None of the financial instruments are held for trading purposes.

Basic Loss Per Share - Net loss per share is based on the weighted average outstanding shares issued. Because the Company has a net loss, the common stock equivalents of 3,045,669 shares would have an anti-dilutive effect on earnings per share. Accordingly, basic earnings per share and diluted earnings per share are the same.

Income Taxes - Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts. The Company and its Subsidiaries file a consolidated tax return.

Presentation - Because of the Company's reduced activity in its karate instruction segment, management believes utilizing a classified balance sheet presentation is no longer appropriate, as the operating cycle of the media-related segment of the Company is expected exceed 12 months. Accordingly, unclassified presentation is utilized for the accompanying balance sheet, which is an acceptable method under SFAS No. 53, "Financial Reporting by Producers and Distributors of Motion Picture Films".

Reclassifications - Certain reclassifications have been made to the 1999 amounts to conform to the current presentation.

Note 2 - Basis of Reporting

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB. Accordingly, they do not include all of the information and disclosures required by generally accepted accounting principles for completed financial statements. In the opinion of management, such statements include all adjustments (consisting only of normal recurring items) which are considered necessary for a fair presentation of the financial position of the Company at June 30, 2000 and the results of its operations and its cash flows for the three months periods ended June 30, 2000 and 1999. The accompanying unaudited financial statements should be read in conjunction with the financial statements and notes for the year ended December 31, 1999 included in the Company's Form 10-KSB as filed with the SEC on March 30, 2000.

Note 3 - Uses of Estimates, Risks and Uncertainties

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates used in these financial statements include the recovery of film costs which has a direct relationship to the net realizable value of the related asset. It is at least reasonably possible that management's estimate of revenue from films could change in the near term which could have a material adverse effect on the Company's financial condition and results of operations.

Note 4 - Film Costs

Film costs consist of the capitalized costs related to the production of videos and programs for television as follows:


                                        June 30, 2000          1999
                                        -------------      -------------

Television program
 The Adventures with Kanga Roddy.......  $8,117,427         $8,077,669

Videos
 Montana Exercise Video................     148,253            148,253
 Strong Mind Fit Body..................      18,042             18,042
                                        -------------     --------------
                                          8,283,722          8,243,964
Less accumulated amortization.....          721,888            690,831
                                        -------------     --------------
                                       $  7,561,834       $  7,553,133
                                       =============      ==============




Production of the first seven episodes of The Adventures with Kanga Roddy was completed during 1997. The Company completed 9 and 13 additional episodes during the years ended December 31, 1999 and 1998, respectively. Both exercise videos were completed in 1996, but only the Strong Mind Fit Body video has been released.

Note 5 -Beneficial Conversion Feature of Debentures

The Company accounts for the beneficial conversion feature of its 7% convertible debentures issued during the quarter in accordance with EITF 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion." These debentures are convertible to common stock based on a discount on the then current market price of the stock at the time of conversion. The application on EITF 98-5 resulted in the recognition of a non-cash charge to interest expense of $107,429 for the quarter ended June 30, 2000 and a corresponding increase to additional paid in capital. These amounts represent interest expense.

Note 6 - Acquisition of the Beijing Wisdom Network Technology Company, Ltd.

        We have signed a Stock Exchange Agreement, dated March 27, 2000, with the Beijing Wisdom Network Technology Company, Ltd. ("BA Network"), for the acquisition of 80% of BA Network.

        The Agreement provides for the following:
            The payment by us to BA Network of $300,000 at the closing of the acquisition;
            We will make additional estimated payments to BA Network in the amount of $1,184,097 in 2000, $1,457,349 in 2001 and $1,730,603 in 2002;
            BA Network will issue stock to us constituting 80% of its outstanding stock

        Pursuant to the Agreement, at the closing of the transaction, we will pay BA Network $300,000, in either ACEI common stock or in cash, at the election of BA Network to be made at closing of the transaction. If BA Network elects to receive stock, such shares shall have registration rights, and the grant will be made based on the average of the daily closing sales prices from the date of the letter of intent for the transaction to the date of effectiveness of the Agreement. For the years 2000, 2001 and 2002, we have agreed to pay BA Network $1,184,097, $1,457,349 and $1,730,603, respectively. Such amounts assume BA Network meets projections previously provided to us and will be adjusted accordingly if such projections are incorrect. The amount for the year may be paid in either cash or shares of ACEI common stock, at the election of BA Network at the time such payments are due. The amounts for the years 2001 and 2002 are payable in shares of ACEI common stock. In the event that BA Network elects to receive the initial amount of $300,000 and the payment for the year 2000 (estimated at $1,184,097) in cash, there is no assurance that we will be able to make sure cash payments or secure financing for payment of such amounts at favorable or acceptable terms. Grants of either stock or cash are subject to delivery schedules, and in the case of stock grants, certain time restrictions shall also apply.

        Audited and interim financial statements on BA Network, and also pro forma information reflecting purchase accounting, are available within the Definitive Proxy Statement filed with the SEC on August 24, 2000. A shareholders meeting is scheduled for September 27, 2000 for the approval of the acquisition of BA Network.


Note 7 - Investments and Note Receivable

        The investment amount of $203,110 was actually accrued within the quarter ended December 31, 1999 and was already stated in the audited financials for the year end 1999. This amount was our investment into the Greatwall International Sports Media Company as an advance partial payment to Greatwall for the acquisition of their company. In July 2000, we have decided to halt further acquisition discussions with Greatwall due to their inability to produce GAAP audited financials. We remain hopeful that Greatwall will repay us this amount in full before the end of this year.

        Notes receivable of $354,814 includes $250,000 in a loan we have made to the Carnegie International Corporation in the year 1999. Within the quarter ending September 30, 2000, Carnegie repaid us $70,000 in Carnegie common stock.


Independent Auditor's Report


To the Board of Directors
American Champion Entertainment, Inc. and Subsidiaries

            We have audited the accompanying consolidated balance sheet of American Champion Entertainment, Inc., and Subsidiaries (the "Company") as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of ACEI's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

        The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 20 to the financial statements, the Company had limited cash reserves at December 31, 1999 and based on management's current cash flow estimates, will not have sufficient cash to meet obligations over the next twelve months without additional sources of capital. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plan in this regard is discussed in Note 20. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/ Moss Adams LLP
San Francisco, California
January 27, 2000




                      AMERICAN CHAMPION ENTERTAINMENT, INC.
                           CONSOLIDATED BALANCE SHEET


                                                            December 31,
                                                    -------------------------
                                                       1999          1998
                                                    -----------   -----------
                     Assets
  Cash.......................................          $32,514        $2,763
  Account receivable.........................          481,449        37,675
  Loans receivable, related parties..........          114,937       114,937
  Prepaid expenses...........................            7,460        56,267
  Property and equipment.....................          312,949       395,330
  Investments................................          203,110        --
  Film costs, net............................        7,553,133     5,381,329
  Note receivable............................          354,814        80,424
  Other Assets...............................          226,084        11,673
                                                    -----------   -----------
  Total assets...............................        9,286,450     6,080,398
                                                    ===========   ===========


                   Liabilities

  Accounts payable and accrued expenses......       $1,042,577    $1,122,307
  Note payable, related parties..............           84,100       137,037
  Other......................................            4,245        --
  Deferred revenues..........................           16,920        78,020
  Notes payable..............................          450,183       831,266
  Obligations under capital leases...........           --             6,565
                                                    -----------   -----------
  Total liabilities..................                1,598,025     2,175,195
                                                    -----------   -----------


               Stockholders' Equity
  Preferred stock, $.001 per share,
    6,000,000 shares authorized, none
    issued or outstanding....................           --            --
  Common stock, $0.0001 par value;
    40,000,000 shares authorized.............       17,594,865     7,413,315
  Accumulated deficit........................       (8,210,173)   (2,908,157)
                                                    -----------   -----------
  Total stockholders' equity.................        7,688,425     3,905,203
                                                    -----------   -----------
                                                    $9,286,450    $6,080,398
                                                    ===========   ===========

                           See accompanying notes.

                      AMERICAN CHAMPION ENTERTAINMENT, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS


                                               Year Ended December 31,
                                            ---------------------------
                                                1999           1998
                                            ------------   ------------
REVENUE:
  Film income...........................       $517,995       $343,877
  Tuition and related fees..............         73,180        324,730
  Accessories...........................         10,515         37,956
  Interest income.......................         63,942         30,138
                                            ------------   ------------
  Total revenue.........................        665,632        736,701
                                            ------------   ------------
COSTS AND EXPENSES (GAINS):
  Cost of sales.........................          8,174         26,152
  Amortization of film costs............        450,100        177,732
  Salaries and payroll taxes............        465,532        847,147
  Rent..................................        243,053        308,007
  Selling, general and administrative...      3,712,595        924,740
  Interest..............................        208,069         76,447
  Beneficial conversion feature of debenture  1,233,684        599,955
  Debenture conversion expense..........        741,210         --
  Gain on sale of karate studio.........         --           (307,429)
                                            ------------   ------------
  Total costs and expenses..............      7,062,417      2,652,751
                                            ------------   ------------
Loss before provision for income taxes..    ($6,396,785)   ($1,916,050)
Provision for income taxes..............          1,543          7,466
                                            ------------   ------------
Net Loss................................     (6,398,328)    (1,923,516)
                                            ============   ============
                                            ============   ============
Weighted average number of shares
  outstanding...........................      2,385,622      1,008,405
                                            ============   ============
                                            ============   ============
Basic loss per share....................         ($2.68)        ($1.91)
                                            ============   ============


                           See accompanying notes.

                      AMERICAN CHAMPION ENTERTAINMENT, INC.
                  CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY


                                              Common Stock
                                          ---------------------------------------                    Total
                                             Number       Number                                  Stockholders
                                               of           of          Common      Accumulated      Equity
                                             Shares      Warrants       Stock       Deficit       (Deficit)
                                          ---------------------------------------  -------------  ------------
Balance, December 31, 1997.............    $  958,086      406,250    $5,678,919    ($1,584,596)   $4,094,323

  Common stock warrants issued in
    connection with debentures.........        --           63,625      $124,501           --        $124,501
  Conversion of debentures
    to common stock....................       355,476       --           993,040           --         993,040
  Exercise warrants to purchase
    common stock warrants..............        --           --            16,900           --          16,900
  Beneficial conversion feature
    of debentures......................        --           --           599,955           --         599,955
  Net loss.............................        --           --              --       (1,923,516)   (1,923,516)
                                          --------------------------------------------------------------------

Balance, December 31, 1998.............     1,313,562      469,875    $7,413,315    ($3,508,112)   $3,905,203

  Common stock warrants issued in
    connection with debentures.........        37,500      163,246       349,680           --         349,680
  Conversion of debentures
    to common stock....................     2,557,614                  3,731,110           --       3,731,110
  Exercise warrants to purchase
    common stock ......................       346,250     (346,250)    1,092,139           --       1,092,139
  Exercise options to purchase
    common stock ......................       221,500       --           365,625           --         365,625
  Common Stock issued for services.....       393,860       --         1,216,703           --       1,216,703
  Warrants issued for Services.........        --          593,542     1,329,593           --       1,329,590
  Options to purchase common
    stock issued for services..........        --           --           393,520           --         393,520
  Common Stock and Warrants issued
    for Redemption of Debentures.......        66,982       43,750       469,496           --         469,496
  Beneficial conversion feature
    of Debentures......................        --           --         1,233,684           --       1,233,684

  Net loss                                     --           --            --         (6,398,328)   (6,398,328)
                                          ------------  -----------  ------------  -------------  ------------
Balance, December 31, 1999.............    $4,937,268     $924,163   $17,594,865    ($9,906,440)   $7,688,425
                                          ============  ===========  ============  =============  ============

                           See accompanying notes.

                      AMERICAN CHAMPION ENTERTAINMENT, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                      Year Ended December 31,
                                                   ----------------------------
                                                       1999           1998
                                                   -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss........................................    ($6,398,328)   ($1,923,516)
Adjustments to reconcile net loss to
  net cash used for operating activities:
    Non-cash charge for beneficial conversion
      feature of debentures.....................      1,233,684        599,955
    Gain on sale of karate studio...............           --         (307,429)
    Depreciation and amortization...............        540,724        253,405
    Rent concession amortization................           --           (4,216)
    Redemption of debenture.....................        638,202            --
    Amortization of original issue discount
      on long term debt.........................         52,530         15,560
    Conversion of debenture interest to                                    --
      common stock .............................         88,828          9,452
    Securities issued for services..............      2,939,816            --
    Bad debts...................................         15,075            --
Decrease (Increase) in:
  Accounts receivable...........................       (443,774)       183,142
  Prepaid expenses and other....................       (165,604)        30,986
Increase (Decrease) in:
  Accounts payable and accrued expenses.........        (75,482)       918,746
  Deferred revenues.............................        (61,100)      (190,041)
                                                   -------------  -------------
     Net cash used for operating activities.....     (1,635,429)      (413,956)
                                                   -------------  -------------
Advances to stockholders........................        --                (164)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment..............         (8,243)      (237,402)
Payments for film costs.........................     (2,621,904)    (3,113,644)
Deposit related to acquistion...................       (203,110)           --
Advances to stockholders........................           --             (164)
Increase in notes receivable....................       (300,000)           --
Payments received on notes receivable...........         10,534          6,150
                                                   -------------  -------------
     Net cash used for investing activities.....     (3,122,723)    (3,345,060)
                                                   -------------  -------------
Payments on loans from related parties..........        --             (37,218)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of common stock options..        365,625            --
Proceeds from exercise of warrants..............      1,092,139         16,900
Proceeds on loans from related parties .........        120,400        137,000
Payments on loans from related parties..........       (173,337)       (37,218)
Proceeds on notes payable.......................      5,114,089      2,010,963
Payments on notes payable.......................     (1,724,448)      (151,366)
Principal payments on capital leases............         (6,565)       (10,157)
                                                   -------------  -------------
     Net cash provided by financing activities..      4,787,903      1,966,122
                                                   -------------  -------------
                                                   =============  =============
NET (DECREASE) INCREASE IN CASH.................         29,751     (1,792,894)
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
CASH, beginning of year.........................          2,763      1,795,657
                                                   -------------  -------------
CASH, end of year...............................        $32,514         $2,763
                                                   =============  =============
                                                   =============  =============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for:
    Interest....................................        $66,711        $60,887
                                                   =============  =============
    State income taxes..........................         $1,543          $7,466
                                                   =============  =============
  Long-term debt converted to equity............        --            $993,040
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING
  AND FINANCING ACTIVITIES:
     related to film costs......................        --              --
  Long-term debt converted to equity............     $3,731,110       $993,040
  Beneficial conversion feature of debentures...      1,233,684        599,955
  Common stock warrants issued with debt........        349,680        124,501
  Common stock and warrants issued
     related to services........................      2,939,816           --
  Common stock and warrants issued
     related to redemption of debentures........        469,496           --
                                                   =============  =============


Note 1 -

Nature of Operations and Consolidation - The consolidated financial statements include the accounts of American Champion Entertainment, Inc. (the "Company") and its wholly owned subsidiary, America's Best Karate ("ABK"), which owns 100% of American Champion Media, Inc. ("AC Media"). During 1999 the Company organized American Champion Marketing ("AC Marketing"), which is a wholly owned subsidiary of ACM. There was no activity in AC Marketing during 1999. All significant intercompany accounts and transactions have been eliminated in consolidation.

AC Media focuses on operating and managing all media-related programs for the Company. These programs consist of production of educational television programs for children, which emphasize martial arts values and fun. The Company also produces fitness information video tapes, books and audio tapes. ABK focuses solely on operating and managing the Company's karate studios, which are located in the San Francisco Bay Area. During 1999 the Company closed its last karate studio.

Revenue Recognition - AC Media - Revenue from films is recognized on delivery of each master. Film costs are amortized using the individual-film-forecast-computation method, which amortizes costs in the ratio that current gross revenues bear to anticipated total gross revenues from all sources. The management of AC Media periodically reviews its estimates of future revenues for each master and if necessary a revision is made to amortization rates and a write down to net realizable value may occur.

ABK - The Company has collected advance fees from student enrolled in its karate studios. The Company may be required to refund these fees to students. Fee payments subject to refund are included in the financial statements as deferred revenue, which will be recognized as revenue in the future years if there is no cancellation by the student. See Note 18 related to sales of studios.

Concentration of Credit Risk - Financial instruments which potentially subject the Company to concentrations of credit risk are cash and accounts receivable arising from its normal business activities. The Company places its cash with high credit quality financial institutions. The amount on deposit in any one institution that exceeds federally insured limits is subject to credit risk. To reduce credit risk, the Company requires advanced payments from students and thus, no student fees receivable is recorded.

Cash and Cash Equivalents - The Company considers certain highly liquid instruments purchased with original maturities of year or less to be cash equivalents.

Property and Equipment - Property and equipment is stated at cost. Depreciation for furniture and fixtures and certain equipment is computed using the straight-line method over an estimated useful life of five years. Leasehold improvements are amortized using the straight-line method over the term of the respective leases.

Film Costs - Film costs consist of the capitalized costs related to the production of original film masters for videos and television programs. The net film costs are presented on the balance sheet at the net realizable value for each master.

Fair Values of Financial Instruments - The carrying value of cash, receivables, accounts payable and short-term borrowings approximate fair value due to the short maturity of these instruments. The carrying value of long-term obligations approximate fair value since the interest rates either fluctuate with the lending banks' prime rates or approximate market rate. None of the financial instruments are held for trading purposes.

Basic Loss Per Share - Statement of Financial Accounting Standards (SFAS) No. 128 was adopted by the Company during the year ended December 31, 1997. Basic loss per share is based on the weighted average outstanding shares issued. Because the Company has a net loss, the common stock equivalents of 1,465,358 shares would have an anti-dilutive effect on earnings per share. Accordingly, basic earnings per share and diluted earnings per share are the same.

Income Taxes - Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts. The Company and its Subsidiaries file a consolidated tax return.

Presentation - Because of the Company's reduced activity in its karate instruction segment, management believes utilizing a classified balance sheet presentation is not appropriate, as the operating cycle of the media-related segment of the Company is expected exceed 12 months. Accordingly, an unclassified presentation is utilized for the accompanying balance sheet, which is an acceptable method under SFAS No. 53, "Financial Reporting by Producers and Distributors of Motion Picture Films."

Reclassifications - Certain reclassifications have been made to the 1998 amounts to conform to the current presentation.

Note 2 - Uses of Estimates, Risks and Uncertainties

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Significant estimates used in these financial statements include the recovery of film costs, which has a direct relationship to the net realizable value of the related asset. It is at least reasonably possible that management's estimate of revenue from films could change in the near term, which could have a material adverse effect on the Company's financial condition and results of operations.

Note 3 - Property and Equipment

                                                    1999          1998
                                                 -----------   -----------
  Furniture and fixtures......................      $60,448       $53,705
  Equipment...................................       70,429        70,429
  Production equipment........................      404,387       402,887
                                                 -----------   -----------
                                                    535,264       527,021
  Less accumulated depreciation and
     amortization.............................      222,315       131,691
                                                 -----------   -----------
                                                   $312,949      $395,330
                                                 ===========   ===========


Depreciation expense was $90,624 and $75,673 for the years ended December 31, 1999 and 1998, respectively.

Note 4 - Film Costs

Film costs consist of the capitalized costs related to the production of videos and program for television as follows:

                                                    1999          1998
                                                 -----------   -----------
Television program
  The Adventures of Kanga Roddy...............   $8,077,669    $5,455,764

Videos
  Montana Exercise Video......................      148,253       148,253
  Strong Mind Fit Body........................       18,042        18,042
                                                 -----------   -----------
                                                  8,243,964     5,622,059
  Less accumulated amortization...............      690,831       240,730
                                                 -----------   -----------
                                                  7,553,133     5,381,329
                                                 ===========   ===========


Production of the first seven episodes of The Adventures of Kanga Roddy was completed during 1997. The Company completed 9 and 13 additional episodes during the years ended December 31, 1999 and 1998, respectively. Both exercise videos were completed in 1996, but only the Strong Mind Fit video has been released.


Note 5 - Notes Payable, Related Parties

The notes payable to related parties bear interest at -0- to 12% and are unsecured. Substantially all amounts due have been repaid subsequent to year-end.


Note 6 - Notes Payable

                                                   1999          1998
Debentures, interest at 7% due
quarterly, unsecured and due
September 30, 2002, net of original
issue discount of $23,741.
Convertible to common stock at 75%
of the then current market price of
the common stock or 117.5% of the
market price of the stock at the date
of issue.                                      $226,259     $    --

Debentures, interest at 7% due
quarterly, unsecured and due July 1,
2000, net of original issue discount
of $86,662. Convertible to common
stock at 75% of the then current
market price of the common stock or
117.5% of the market price of the
stock at the date of issue.                       --        $ 536,896

Notes payable to individuals, interest
at -0- to 12%, unsecured and due at
various dates during 1999.                      170,000       230,000

Drawings from a $40,000 bank business
credit card line with interest at
the banks prime rate plus 6.5%.                  36,253        40,000

Other                                            17,671        24,370
                                              ----------    ----------
                                             $  450,183    $  831,266
                                              ==========    ==========


The debentures are due in 2000. However, these debentures, together with accrued interest, were converted to 561,244 shares of common stock (140,311 shares split adjusted) subsequent to year-end. The remaining notes payable are substantially all due in 2000.


Note 7 - Income Taxes

Reconciliation of the Federal statutory tax rate of 34% and state tax rate of 8.8% to the recorded amounts are as follows:


                                                     1999          1998
                                                 ------------   -----------
  Federal tax benefit at statutory rates......   ($2,150,000)    ($450,000)
  State tax benefit at statutory rates........      (550,000)     (117,000)
  Other.......................................     1,301,543         7,466
  Increase in valuation allowance.............     1,400,000       567,000
                                                 ------------   -----------
                                                      $1,543        $7,466
                                                 ============   ===========

The Company has net operating loss (NOL) carryforwards for federal and state income tax purposes of approximately $6,300,000, the benefit of which expire in 2011 through 2014 for federal purposes and through 2004 for state purposes. The NOLs created by the Company's subsidiaries prior to their reorganization and the NOLs created as a consolidated group subsequent to the reorganization described in Note 1, may have limitations related to the amount of usage by each subsidiary or the consolidated group as described in the Internal Revenue Code. In addition, because of changes in ownership of the Company, the utilization of NOLs in any one year will be limited by section 382 of the internal revenue code.

Significant components of the Company's deferred tax assets and liabilities are as follows:




                                                     1999          1998
                                                 ------------   -----------
DEFERRED TAX ASSETS
  NOL carryford...............................    $2,600,000    $1,175,000
  Deferred revenue............................         5,000        25,000
  Valuation allowance.........................    (2,575,000)   (1,175,000)
                                                 ------------   -----------
                                                      30,000        25,000
                                                 ============   ===========




DEFERRED TAX LIABILITIES
  Depreciation................................        30,000        25,000
                                                 ------------   -----------
                                                      30,000        25,000
                                                 ------------   -----------
NET DEFFERED TAXES                                   $  --          $  --
                                                 ============   ===========

Generally accepted accounting principles require the Company to record a valuation allowance when it is "more likely than not that some portion of the deferred tax asset will not be realized." Management believes that some of the excess NOL carryforwards over temporary differences may be utilized in future periods. However, due to the uncertainty of future taxable income, a valuation allowance for the net amount of the deferred tax assets and liabilities has been recorded at December 31, 1999 and 1998.


Note 8 - Lease Commitments

The Company leases facilities under operating leases and gym equipment under capital leases that range from two to six years and expire at various dates through 2000. Some leases have options to renew for additional terms and some require additional increases as defined. Future minimum lease payments under operating leases due in 2000 are approximately $80,000.


Note 9 - Commitments and Contingencies

In September 1996, the Company entered into an agreement with the director of The Adventures With Kanga Roddy television program, whereby the director would receive 2% in the distribution of net profits from the TV broadcasting, syndication, and video sales of the first 13 episodes of that program.

The Company has entered into a distribution agreement with KTEH, the public broadcasting system ("PBS") station serving the San Jose, California area, for the exclusive right to distribute the "The Adventures with Kanga Roddy" series throughout the United States for a two-year period. Under the terms of the Distribution Agreement, the Company will receive $430,000, which is based on delivery of 13 episodes to KTEH. This amount was recognized in revenue in prior years. In addition, the Company is entitled to 85% of any distribution fees collected by KTEH in excess of $505,000. Under the Distribution Agreement, the Company has also committed to sharing with KTEH (i) 8% of all revenues from the sale and licensing of products such as video tapes, books and music tapes and (ii) 5% of gross profits of the Company from the sale and licensing of toys and clothing. The Company has also granted KTEH a right of first refusal with respect to rights to the Kanga Roddy Series not granted to KTEH in the Distribution Agreement.

In April 1998, KTEH agreed to purchase an additional 26 episodes and 2 one-hour specials for approximately $900,000. The Company recognized revenue of $433,000 during 1999 under this agreement.

During 1998, the Company entered into a non-exclusive toy licensing agreement with Timeless Toys with respect to the "The Adventures with Kanga Roddy" television program. Under the agreement, the Company is entitled to an 8% royalty. The agreement expires in January 2001.

The Company has entered into an agreement with the two participants of the Montana Exercise Video in which a royalty fee of $1 will be paid for each tape sold.


Note 10 - Related Party Transactions

In November 1996, the Company agreed to pay to two participants of the Montana Exercise Video the sum of $50,000 from the proceeds of the initial public offering and another $50,000, which is included in accounts payable at December 31, 1999, will be paid 30 days prior to the release date. These two participants are stockholders of the Company.

During 1999 and 1998, the Company paid $2,500 and $67,500, respectively, to two shareholders for story lines and scripts for the production of the television series "The Adventures with Kanga Roddy".


Note 11 - New Authoritative Pronouncements

There are no new authoritative pronouncements that are expected to have a material effect on the Company's financial statements.


Note 12 - Industry Segments

The Company is involved in the development of educational television programs and fitness videos and operated one karate studio at December 31, 1998, which are segmented into two categories for reporting purposes. Television and videos reflect the activities related to the development and production of educational television programs and fitness videos. Tuition and related fees includes activities related to operations of karate studios.

The relative contributions to net sales, income from operations and identifiable assets of the Company's two industry segments for the years ended December 31, 1998 and 1997 are as follows:


                                                    1999          1998
                                                 -----------   -----------
Net sales (1):
  Tuition and related fees....................      $83,695      $362,686
  Video and television........................      517,995       343,877
  Corporate (interest income).................       63,942        30,138
                                                 -----------   -----------
  Net sales...................................     $665,632      $736,701
                                                 ===========   ===========




Depreciation and amortization:
  Tuition and related fees....................       $1,552        $8,616
  Video and television........................      539,172       244,789
                                                 -----------   -----------
  Depreciation and amortization...............     $540,724      $253,405
                                                 ===========   ===========

Capital expenditures:
  Tuition and related fees....................       --            $2,778
  Video and television........................        8,243     3,348,268
                                                 -----------   -----------
  Capital expenditures .......................       $8,243    $3,351,046
                                                 ===========   ===========

Income (loss) from operations:
  Tuition and related fees....................    ($181,705)    ($598,226)
  Video and television........................   (1,367,878)      (77,378)
  Corporate...................................   (4,848,745)   (1,247,912)
                                                 -----------   -----------
  Net loss....................................  ($6,398,328)  ($1,923,516)
                                                 ===========   ===========

Identifiable assets (2):
  Tuition and related fees....................     $202,404      $218,048
  Video and television........................    8,329,256     5,800,159
                                                 -----------   -----------
  Totals......................................    8,531,660     6,018,207
  Add: Corporate...............................     754,790        62,191
                                                 -----------   -----------
  Assets......................................   $9,286,450    $6,080,398
                                                 ===========   ===========

[1] There were no sales between industry segments.
[2] Corporate and other assets are principally notes receiveable, deposits and consulting fees.


Note 13 - Employment Agreements

During 1997, the Company entered into employment agreements with each of Mr. Chung, Mr. Chan, Mr. Berryessa, and Mr. Hutchins. Each agreement has a term of five years except Mr. Hutchins, which is two years. Pursuant to the agreements, the Company will pay to these individuals a base salary of $150,000, $150,000, $105,000 and $75,000 per year, respectively. Each agreement also provides for the following bonuses: (i) options to purchase 21,785, 21,875, 6,250 and 5,000 shares of Common Stock of the Company, respectively, exercisable at 120% of the public Offering price of the Common Stock of the Company upon consummation of the Offering ($24 per share) and (ii) $200,000, $200,000, $100,000 and $100,000, respectively, if all of the Warrants issued to the public in the Offering are exercised by the holders thereof within the five-year (two-year for Mr. Hutchins) exercise period of such Warrants. Additional options to purchase 5,000, 5,000, 3,750 and 2,500 shares of the Company's
Common Stock will be granted at the end of each twelve-month period beginning July 1, 1998 at $26.25 per share. The executives are also entitled to certain fringe benefits. If any of these individuals is terminated other than for cause, cause, death or disability, the Company is obligated to pay such executive an amount equal to his base salary then in effect for the remaining term of the agreement.


Note 14 - Stock Plans

The Stock Plan was adopted by the Board of Directors and stockholders of the Company during 1997. During 1999, the shares available under the plan were increased from 200,000 to 1,950,000. The Plan provides for the grant of stock options, stock appreciation rights ("SARs") and other stock awards to employees of the Company or any consultant or advisor engaged by the Company who renders bona fide services to the Company; provided, that such services are not in connection with the offer or sale of securities in a capital raising transaction. The Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"). Stock options may be granted by the Committee on such terms, including vesting and payment forms, as it deems appropriate in its discretion; provided, that no option may be exercised later than ten years after its grant, and the purchase price for incentive stock options and non-qualified stock options shall not be less than 100% and 85% of the fair market value of the Common Stock at the time of grant, respectively.

Unless terminated by the Board of Directors, the Plan continues until December 2007 The Plan provides for the automatic grant to each of the Company's non-employee directors of (i) an option to purchase 1,250 shares of Common Stock on the date of such director's initial election or appointment to the Board of Directors (the "Initial Grant") and (ii) an option to purchase 500 shares of Common Stock on each anniversary thereof on which the director remains on the Board of Directors (the "Annual Grant"). The options will have an exercise price of 100% of the fair market value of the Common Stock on the date of grant and have a 10-year term.


Note 15 - Common Stock

During the year ended December 31, 1997, the Company sold 325,000 shares of its common stock at $20.00 per share and 1,495,000 warrants to purchase the Company's common stock at $.10 per warrant, in a public offering. In addition, 130,000 warrants were issued to the underwriters for nominal consideration. These warrants are exercisable at four warrants to one share of common stock at the price of $26. During 1999, the Company issued 393,860 shares of common stock in consideration for services provided to the Company and 37,500 shares of common stock in connection with debentures. During 1999, the Company also issued 66,982 shares of common stock to redeem debentures.

During 1998, the Company issued 32,500 warrants upon exercise of underwriter's warrants to purchase warrants to purchase the Company's common stock. The Company received proceeds of $16,900 related to these warrants. The Company also issued 163,246 and 31,125 warrants in connection with the debentures issued during 1999 and 1998, respectively. The Company received no proceeds related to these warrants. The value of these warrants has been accounted for as original issue discount (OID). The OID is being amortized against the related debt. The Company has also issued 593,542 warrants during 1999 as consideration for services provided to the Company. These warrants were valued at $1,329,593 using the Black-Scholes option pricing model. At December 31, 1999, included in other assets is $215,000 related to unamortized costs of consulting agreements that expire in 2000. During 1999, the Company also issued 43,750 warrants to redeem debentures.

Note 16 - Stock Options

The Company applies the intrinsic value based method prescribed by Accounting Principals Board Opinion No. 25 "Accounting for Stock Issued to Employees," in accounting for employee stock options and non-employee directors. Accordingly, compensation expense is recognized only when options are granted with a discounted exercise price. Any such compensation expense is recognized ratably over the associated service period, which is generally the vesting term.

Stock options granted to non-employees for services provided to the Company are accounted for under Statement of Financial Accounting Standards No. 123 (SFAS
123), "Accounting for Stock-Based Compensation." The Company accounted for 277,458 and -0- options under this method with a value of $393,050 and -0-during 1999 and 1998, respectively.

Pro forma net earnings and earnings per share information, as required by SFAS 123, has been determined as if the Company had accounted for employee stock options under SFAS 123's fair value method. The fair value of these options was estimated at grant date using a Black-Scholes option pricing model with the following weighted average assumptions for fiscal 1999 and 1998, respectively: risk free interest rate of 5.00% and 4.65%; dividend yield of 0%; expected option life of 7 years; and volatility of 140% and 78%.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the one-year average vesting period of the options. The Company's pro forma net loss for the year ended December 31, 1999 and 1998, respectively, was $(8,000,000) and $(2,480,000) and pro forma net loss per per share was $(3.35) and $(2.46).


                                            Shares of Common Stock
                                    -----------------------------------
                                     Available
                                        for
                                    Exercise of   Options
                                     Options/      Under
                                       Award       Plan      Warrants
                                    ----------- ----------- -----------
Balance, December 31, 1997......         1,750      98,250     406,250
  Authorized....................       100,000        --          --
  Granted.......................      (101,750)    101,750      63,625
                                    ----------- ----------- -----------
Balance, December 31, 1998......          --       200,000     469,875
  Authorized....................     1,750,000        --          --
  Granted.......................    (1,224,583)  1,224,583     800,538
  Exercised.....................          --      (241,917)   (346,250)
                                    ----------- ----------- -----------
Balance, December 31, 1999......       525,417   1,182,667     924,163
                                    =========== =========== ===========
                                    =========== =========== ===========

No options were exercised or lapsed during the year ended December 31, 1998.



                                                        Options and Warrants
                Options and Warrants Outstanding            Exercisable
               ------------------------------------  ------------------------
                             Weighted
                              Average    Weighted                  Weighted
                             Remaining    Average                   Average
                  Number    Contractual  Exercise       Number     Exercise
               Outstanding     Life        Price     Exercisable     Price
               ------------ ----------- -----------  ------------ -----------

1998
Options....        200,000         8.2       16.28        97,250       22.36
Warrants...        469,875         3.6       26.28       469,875       26.28

1999
Options....      1,182,667         8.5        5.80       734,604        7.04
Warrants...        924,163         2.6       16.60       899,163       16.96



Note 17 - Year 2000

Because of the unprecedented nature of the Year 2000 Issue, its effects, if any, may not be identified until a future date. Management cannot assure that the Company has identified all Year 2000 Issues, that the Company's remediation efforts has been successful in whole or in part, or that parties with whom the Company does business will not be significantly impacted by Year 2000 Issues.


Note 18 - Sale of Karate Studios

During the year ended December 31, 1998, the Company sold four karate studios to the locations' general managers. The Company received notes receivable totaling $86,500 due in monthly payments of $333 to $1,000 including interest imputed at 10%. The Company has guaranteed payments of a studio lease, which are $4,673 per month through March 2000. The Company retained all advance payments of enrollment fees, which were approximately $310,000 as of the closing dates; however, the Company is liable for any future refunds to students enrolled prior to the closing dates. The Company reduced the liability for advance payments of enrollment fees related to these studios to $35,000, which is included in deferred revenue. Management will evaluate this liability quarterly in light of cancellations to date and expected future cancellations.


Note 19 -Subsequent Events

Common Stock Reverse Split - Subsequent to year-end, the Company, with the consent of the stockholders, effected a 4 for 1 reverse split of its common stock. All holders of the Company stock received one share of stock for every four shares held on the effective date of the reverse split. All outstanding shares of stock and options and warrants to purchase common stock have been restated to reflect this reverse split.

Financing - Subsequent to year-end the Company issued convertible debentures totaling $1,250,000. The interest rate on the Debentures is 7% per annum, payable in cash or in shares of the Company's Common Stock. The Debentures mature December 31, 2002 and may be converted to shares of Common Stock. The Company also issued 125,000 warrants in connection with these debentures. The Company received no proceeds from these warrants. The warrants are convertible to shares of the Company's common stock at $3.08592 per share and expire January 31, 2003. Holders of these debentures converted principal of $475,000 and interest of $5,891 to 194,791 shares of the Company's common stock subsequent to year-end.

Acquisition - Subsequent to year-end the Company entered into an agreement to acquire 80% of Great Wall Marketing Corporation. This Company is located in The Peoples Republic of China. This acquisition will require the approval of the stockholders of the Company. The Company will issue common stock in exchange for an 80% interest in the Company. Prior to year0end the Company issued 125,000 shares with a market value of $200,000 to Great Wall as a deposit. This amount has been included under investment in the accompanying balance sheet. If the Company is unable to compplete the acquisition, this amount will be charged to expense.

Stock Incentive Plan - Subsequent to year-end the Company adopted the 2000 Stock Incentive Plan. The plan provides for the issuance of 1,500,000 shares of common stock to be issued to key employees, non-employee directors and consultants. Subsequent to the year-end the Company granted 633,000 shares of common sotkc to certain employees and Board of Directors member. The stock grant will be accounted for as compensation to the employees and will be charged against fiscal 2000 operations.

Note 20 -Going Concern

The Company plans to produce additional episodes of the television series "The Adventures of Kanga Roddy" as well as pursue other production, licensing and other business opportunities. Managements plans and the ongoing operations of the Company are expected to require working capital in excess of the proceeds from the debentures and warrants (Note 19), which were closed subsequent to year-end. In addition the Company has experienced continuing losses from operations. These factors cause substantial doubt about the ability of the Company to continue as a going concern. Management will be required to obtain additional capital to fund obligations incurred during the production of these episodes and other working capital requirements during the remainder of 2000.

Subsequent to the end of the year 1999, in January 2000, the Company sold $1,250,000 of convertible debentures to finance its cash needs. The Company intends to secure an equity line of credit of up to $5,000,000 within the second quarter of the year 2000.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities and commitments in the normal course of operations. The continuation of the Company as a going concern is dependent upon the success of obtaining additional capital and, thereafter, on attaining profitability. There can be no assurance that management will be successful in the implementation of its plan. The financial statements do not include any adjustments in the event the Company is unable to continue as a going concern.

Note 21 - Fourth Quarter Adjustment

        During the fourth quarter certain adjustment were made to account for non-cash transactions related to common stock warrants and common stock options issued for services provided to the Company. The effect of these adjustment on each of the quarters during 1999 are as follows:

                                         (Quarterly Information Unaudited)
                                         Q1              Q2              Q3
                                     ==========================================

General and administrative expense

     As reported                    $  315,831      $  333,135      $  393,850

     Restated                       $  315,831      $1,385,781      $  806,615

Net loss

     As reported                    $ (578,394)    $(1,767,178)     $(1,061,930)

     Restated                       $ (578,394)    $(2,819,824)     $(1,474,695)














                                 6,271,429 SHARES
                                   COMMON STOCK






                       AMERICAN CHAMPION ENTERTAINMENT, INC.






                                -----------------

                                   PROSPECTUS

                                -----------------















                          THE DATE OF THIS PROSPECTUS IS
                                  OCTOBER   , 2000







                                     PART II

                      INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        ACEI's Certificate of Incorporation limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. ACEI's Bylaws provided that ACEI shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by Delaware law.

        Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of that fact that he or she was a director, officer employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling ACEI pursuant to the foregoing provisions, ACEI has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.



ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities offered hereby.

     SEC registration fee.......................    $ 2,897.40
     Printing and engraving.....................      1,000.00
     Accountant's fees and expenses.............      3,000.00
     Legal fees.................................     30,000.00
     Blue sky fees and expenses.................      5,000.00
     Miscellaneous..............................          0.00

               Total                                $41,897.40



ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

        Each of the following transactions were exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereunder, as each was a private sale by the Issuer, not involving any public offering.

        In July 1998, the Issuer sold $1,800,000 of 7% convertible debentures, due July 1, 2000 to four investors. The debentures were converted into shares of common stock at rates between $3.076 to $18.076 per share. In connection therewith, the Issuer also granted the purchasers warrants to purchase 12,375 shares of common stock at a price of $30.245 per share for a period of three years. The placement agent for the offering received a 7% commission and also warrants to purchase 18,750 shares of common stock on the same terms.

        In January 1999, the Issuer sold $950,000 of 7% convertible debentures, due January 1, 2002 to four investors. The debentures were converted into shares of common stock at rates between $3.028 to $3.692 per share. In connection therewith, the Issuer also granted the purchasers warrants to purchase 6,531 shares of common stock at a price of $9.7624 per share for a period of three years. The placement agent for the offering received a 7% commission and also warrants to purchase 8,750 shares of common stock on the same terms.

        In June 1999, the Issuer sold $1,750,000 of 7% convertible debentures, due June 17, 2002 to twelve investors. The debentures were converted into shares of common stock at rates between $1.084 to $2.964 per share. In connection therewith, the Issuer also granted the purchasers warrants to purchase 43,750 shares of common stock at a price of $7.5625 per share for a period of three years. The placement agent for the offering received a 7% commission.

        In September 1999, the Issuer sold $1,000,000 of 7% convertible debentures, due September 30, 2002 to four investors. The debentures were converted into shares of common stock at rates between $1.052 to $7.368 per share. In connection therewith, the Issuer also granted the purchasers warrants to purchase 25,000 shares of common stock at a price of $3.1875 per share for a period of three years. The placement agent for the offering received a 7% commission.

        In January 2000, the Issuer sold $1,250,000 of 7% convertible debentures, due December 31, 2002 to four investors. The debentures are convertible into shares of common stock at 82.5% of the market price of the Issuer's common stock. In connection therewith, the Issuer also granted the purchasers warrants to purchase 125,000 shares of common stock at a price of $3.085938 per share for a period of three years. The placement agent for the offering received a 7.5% commission.

        In April 2000, the Issuer sold $1,000,000 of 8% convertible debentures, due December 20, 2000 to four investors. The debentures are convertible into shares of common stock at the rate of $1.75 per share. In connection therewith, the Issuer also granted the purchasers warrants to purchase 100,000 shares of common stock at a price of $2.0125 per share for a period of three years. The placement agent for the offering received a 7% commission and also warrants to purchase 50,000 shares of common stock on the same terms.

INDEX TO EXHIBITS

Exhibit No.                 Exhibit

 1.1(1)   Form of Underwriting Agreement
 3.1(1)   Amended and Restated Certificate of Incorporation dated April 24, 1997
 3.11(5)  Amended and Restated Certificate of Incorporation dated June 4, 1998
 3.2(1)   Bylaws
 4.1(1)   Specimen stock certificate
 4.2(1)   Warrant Agreement with form of Warrant
 4.3(1)   Form of Underwriters' Warrant
 4.41(4)  Securities Purchase Agreement dated July 2, 1998
 4.42(4)  Form of Debenture dated July 2, 1998
 4.43(4)  Joint Escrow Instructions
 4.44(4)  Registration Rights Agreement dated July 2, 1998
 4.45(4)  Form of Warrant dated July 2, 1998
 4.461(7) Securities Purchase Agreement dated January 19, 1999
 4.462(7) Form of Debenture dated January 19, 1999
 4.463(7) Joint Escrow Instructions dated January 19, 1999
 4.464(7) Registration Rights Agreement dated January 19, 1999
 4.465(7) Form of Warrant dated January 19, 1999
 4.471(9) Securities Purchase Agreement dated June 17, 1999
 4.472(9) Form of Debenture dated June 17, 1999
 4.473(9) Joint Escrow Instructions dated June 17, 1999
 4.474(9) Registration Rights Agreement dated June 17, 1999
 4.475(9) Form of Warrants dated June 17, 1999
 4.481(10) Securities Purchase Agreement dated September 24, 1999
 4.482(10) Form of Debenture dated September 24, 1999
 4.483(10) Joint Escrow Instructions dated September 24, 1999
 4.484(10) Registration Rights Agreement dated September 24, 1999
 4.485(10) Form of Warrants dated September 24, 1999
 4.491 Private Equity Line of Credit Agreement between Sibson Holdings, Ltd. and American Champion Entertainment, Inc.
 4.492 Loan Agreement between American Champion Entertainment, Inc. and the Lenders Signatory Hereto
 5.1      Opinion of Sheppard, Mullin, Richter & Hampton LLP
 10.1(1)  1997 Stock Plan
 10.2(1)  Form of Stock Option Agreement for 1997 Stock Plan
 10.3(1)  1997 Non-Employee Directors Stock Option Plan
 10.4(1)  Form of Non-Employee Directors Stock Option Agreement
 10.8(1)  Promissory Note dated December 15, 1994 made payable by Messrs.
          Chung and Chan and their wives in favor of Michael Triantos M.D.
          Inc. Money Purchase and Profit Sharing Pension Plans Trust
 10.9(1)  Employment Agreement between the Company and George Chung dated
          March 4, 1997, effective upon the closing date of the Offering 10.10(1) Employment Agreement between the Company and Anthony Chan dated
          March 4, 1997, effective upon the closing date of the Offering 10.11(1) Employment Agreement between the Company and Don Berryessa dated
          March 4, 1997, effective upon the closing date of the Offering 10.12(1) Employment Agreement between the Company, AC Media and Jan
          Hutchins dated March 4, 1997, effective upon the closing date of the Offering
 10.13(1) Convertible Loan Agreement dated as of May 5, 1995, between ABK and David Y. Lei
 10.15(1) Amended Deal Memo between ABK and Rick Fichter dated February
          23, 1997, with respect to payments related to the Kanga Roddy
          Series
 10.17(1) Form of Indemnification Agreement
 10.19(1) Letter dated October 29, 1996 from the Company to Tim Pettitt regarding certain payments to the Montanas
 10.20(1) Distribution Agreement dated June 18, 1996 by and between
          America's Best Karate and InteliQuest
 10.21(1) Distribution Agreement, dated May 6, 1997, by and between KTEH,
          San Jose Public Television and American Champion Media, Inc.
 10.22(1) Letter Agreement, dated June 1997, between AC Media, Inc. and
          Sega of America, Inc.
 10.23(1) Business Loan Agreement between America's Best Karate and Karen
          Shen
 10.24(1) Business Loan Agreement between America's Best Karate and Thomas
          J. Woo
 10.25(2) Licensing Agent Agreement, dated July 25, 1997, between American
          Champion Media, Inc. and Sega of America, Inc.
 10.26(3) Continuous Distribution Agreement dated April 20, 1998 between
          KTEH, San Jose and American Champion Media, Inc.
 10.27(3) Sponsorship Agreement dated April 29, 1998 between Sara Lee
          Corporation and American Champion Media, Inc.
 10.28(3) Engagement Agreement dated April 24, 1998 between JW Charles and American Champion Entertainment, Inc.
 10.29(5) Amendment to Employment Agreement with George Chung, dated July 1,
          1998
 10.30(5) Amendment to Employment Agreement with Anthony Chan, dated July 1,
          1998
 10.31(5) Amendment to Employment Agreement with Don Berryessa, dated July 1,
          1998
 10.32(5) Amendment to Employment Agreement with Jan Hutchins, dated July 1,
          1998
 10.33(5) Amendment to Employment Agreement with Mae Lyn Woo, dated July 1,
          1998
 10.34(5) Amendment to Employment Agreement with Kristen Simpson, dated July 1,
          1998
 10.35(6) International Distribution Agreement with Portfolio Entertainment dated August 19, 1998
 10.36(6) Video Distribution Agreement for the Kanga Roddy Series with Kreative
          Video Products dated August 19, 1998
 10.37(6) Video Distribution Agreement for the Montana Exercise Video with
          Kreative Video Products dated August 21, 1998
 10.38(8) Consultant Agreement between Olympia Partners, LLC, Dalton Kent
          Securities Group, Inc. and American Champion Entertainment, Inc. 10.39(8) Merchant Licensing Agreement between Timeless Toys and American
          Champion Media, Inc.
 10.40(8) Loan Agreement between Olympia Partners and American Champion
          Entertainment, Inc.
 10.41(8) SEGA Agreement termination letter.
 10.42(8) Consultant Agreement between American Champion Entertainment, Inc.
          and Trademark Management
 10.43(11) Termination of Kreative Video Products, Inc.
 10.44(11) Video Products distribution agreement between Fast Forward
           Marketing, Inc. and American Champion Entertainment. Inc.
 10.45(11) Consultant Agreement between Chris Scoggin, LTD. And American
           Champion Entertainment, Inc.
 10.46(12) Consulting Services Agreement between Consor, Inc., and American
           Champion Marketing Group, Inc.
 10.47(12) Licensing Agreement between Brighter Child Interactive, LLC and
           American Champion Media, Inc.
 10.48(13) Licensing Agreement between Prestige Toys and American Champion
           Marketing Group, Inc.
 10.49(13) Stock Exchange Agreement between Great Wall International Sports
           Media Company and American Champion Entertainment, Inc.
 10.50(14) Licensing Agent Agreement between Funschool.com Corporation and
           American Champion Marketing Group, Inc. (portions deleted pursuant to request for confidential treatment)
 10.51(14) Licensing Agent Agreement between Mainframe Entertainment, Inc. and
           American Champion Marketing Group, Inc. (portions deleted pursuant to request for confidential treatment)
 10.52(14) Stock Exchange Agreement between Beijing Wisdom Network Technology
           Company, Ltd. and American Champion Entertainment, Inc.
 10.53(15) Sponsorship Agreement between Shun Li De Commerce and Trading Ltd.
           and American Champion Media, Inc. for sponsorship of boxing event 10.54(15) Deal Memorandum between Irwin Toys Limited and American Champion
           Marketing Group, Inc. for the licensing of characters from the TV program "Reboot" produced by Mainframe Entertainment, Inc. (portion deleted pursuant to request for confidential treatment)
 21.1(1)  Subsidiaries of the Registrant
 23.1     Consent of Certified Public Accountants

(1) Filed as an exhibit with the registrant's Form SB-2 filed with the SEC on March 21, 1997 or Form SB-2/A filed March 3 and June 20, 1997 And incorporated by reference herein.

(2) Filed as an exhibit with the registrant's Form 10-KSB filed with the SEC on March 30, 1998 and incorporated by reference herein.

(3) Filed as an exhibit with the registrant's Form 10-QSB filed with the SEC on May 15, 1998 and incorporated by reference herein.

(4) Filed as an exhibit with the registrant's Form S-3 filed with the SEC On August 3, 1998 and incorporated by reference herein.

(5) Filed as an exhibit with the registrant's Form 10-QSB filed with the SEC on August 7, 1998 and incorporated by reference herein.

(6) Filed as an exhibit with the registrant's Form 10-QSB filed with the SEC on November 16, 1998 and incorporated by reference herein.

(7) Filed as an exhibit with the registrant's Form S-3 filed with the SEC On Feburary 12, 1999 and incorporated by reference herein.

(8) Filed as an exhibit with the registrant's Form 10-KSB filed with the SEC on March 31, 1999 and incorporated by reference herein.

(9) Filed as an exhibit with the registrant's Form S-3 filed with the SEC on July 16, 1999 and incorporated by reference herein.

(10) Filed as an exhibit with the registrant's Form S-3 filed with the SEC on November 5, 1999 and incorporated by reference herein.

(11) Filed as an exhibit with the registrant's Form 10-QSB filed with the SEC on August 16, 1999 and incorporated by reference herein.

(12) Filed as an exhibit with the registrant's Form 10-QSB filed with the SEC on November 17, 1999 and incorporated by reference herein.

(13) Filed as an exhibit with the registrant's Form 10-KSB filed with the SEC on March 30, 2000 and incorporated by reference herein

(14) Filed as an exhibit with the registrant's Form 10-QSB filed with the SEC on May 15, 2000 and incorporated by reference herein

(15) Filed as an exhibit with the registrant's Form 10-QSB filed with the SEC on August 14, 2000 and incorporated by reference herein.

ITEM 28. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) To file a post-effective amendment to this Registration Statement during any period in which offers or sales are being made:

    (i) to include any Prospectus required by Section 10(a)(3) of the Securities Act;

   (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ((S)230.424(b) of this Chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

  (iii) to include any material informaton with respect to the plan of distribution not previously disclosed in the Registration Statement of any material change to such information in the Registration Statement.

(2) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(3) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) That, insofar as indemnification for liabilities arising from the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                 SIGNATURES

        Pursuant to the requirements of the Act, American Champion Entertainment, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of California, on October 20, 2000.


                                         AMERICAN CHAMPION ENTERTAINMENT, INC.

                                         By:/s/ ANTHONY K. CHAN
                                            Anthony K. Chan
                                            Chief Executive Officer

        In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

NAME                          TITLE                            DATE

/s/ ANTHONY K. CHAN           President, Chief Executive       October 20, 2000
Anthony K. Chan               Officer(principal executive
                              officer), and Director

/s/ ANTHONY K. CHAN           Chairman of the Board and        October 20, 2000
Anthony K. Chan (Attorney-in- Director
fact)
for George Chung

/s/ ANTHONY K. CHAN           Director                         October 20, 2000
Anthony K. Chan (Attorney-in-
fact)
for William T. Duffy

/s/ ANTHONY K. CHAN           Director                         October 20, 2000
Anthony K. Chan (Attorney-in-
fact)
for Alan Elkes

/s/ ANTHONY K. CHAN           Director                         October 20, 2000
Anthony K. Chan (Attorney-in-
fact)
for E. David Gable

/s/ ANTHONY K. CHAN           Director                         October 20, 2000
Anthony K. Chan (Attorney-in-
fact)
For Jan D. Hutchins

/s/ ANTHONY K. CHAN           Chief Financial Officer          October 20, 2000
Anthony K. Chan (Attorney-in- (Principal Accounting Officer)
fact)
for Mae Lyn Woo
Chief Financial Officer
(Principal Accounting
Officer)